SHARE PURCHASE AGREEMENT
dated effective as of October 3, 2017
among
LAWSON PRODUCTS INC. (ONTARIO)
and
JOHN J. MCCANN
and
1701017 ALBERTA LTD.
and
JOHN MCCANN FAMILY TRUST
and
THE GEDEON TRUST
and
PRAIRIE MERCHANT CORPORATION
and
W. BRETT WILSON

TABLE OF CONTENTS
EXHIBITS    5
SCHEDULES    5
Article 1 Definitions    2

Section 1.1	Certain Defined Terms 2
Article 2 Purchase and Sale; Closing    12

Section 2.1	Purchase and Sale 12

Section 2.2	Purchase Price 12

Section 2.3	Satisfaction of Purchase Price 12

Section 2.4	Purchase Price Adjustment 13

Section 2.5	Purchase Price Adjustment Process 14

Section 2.6	Allocation of Purchase Price 16

Section 2.7	Closing 16

Section 2.8	Closing Deliveries of the Seller Parties 17

Section 2.9	Closing Deliveries of the Purchaser 18

Section 2.10	Acknowledgements of Seller Parties Regarding Purchase Price 18
Article 3 Representations and Warranties of the Seller Parties Regarding the Corporation    19

Section 3.1	Organization 19

Section 3.2	Organizational Documents and Corporate Records 19

Section 3.3	No Conflicts; Required Consents 19

Section 3.4	Capitalization 20

Section 3.5	Subsidiaries and Investments 21

Section 3.6	Financial Statements; Books and Records 21

Section 3.7	No Undisclosed Liabilities; Indebtedness and Liens 22

Section 3.8	Absence of Certain Changes 22

Section 3.9	Material Contracts 22

Section 3.10	Legal Proceedings 25

Section 3.11	Compliance with Applicable Laws 25

Section 3.12	Licenses 26

Section 3.13	Title to and Sufficiency of Assets 26

Section 3.14	Inventory 27

Section 3.15	Customers; Operational Matters 27

Section 3.16	Owned Real Property 27

Section 3.17	Leased Real Property 28

Section 3.18	Intellectual Property; Confidential Information 29

Section 3.19	Tax Matters 31

Section 3.20	Environmental Matters 34

Section 3.21	Business Personnel 34

Section 3.22	Labor Matters 35

Section 3.23	Employee Benefit Matters 35

Section 3.24	Insurance Matters 37

Section 3.25	Related Party Transactions 37

Section 3.26	Bank Accounts; Powers of Attorney; Directors and Officers 37

Section 3.27	Privacy Laws 37

Section 3.28	Competition Matters; Bankruptcy and Insolvency 38

Section 3.29	No Broker 38
Article 4 Representations and Warranties of the Seller Parties Regarding the Seller Parties    38

Section 4.1	Authorization; Enforceability 38

Section 4.2	No Conflicts; Required Consents 39

Section 4.3	Ownership of the Shares; Capitalization and Control of the Sellers 39

Section 4.4	Legal Proceedings 40

Section 4.5	Residency 40

Article 5 Representations and Warranties of the Purchaser    40

Section 5.1	Organization 40

Section 5.2	Authorization; Enforceability 40

Section 5.3	No Conflicts; Required Consents 40

Section 5.4	Investment Canada Status 41

Section 5.5	Privacy Laws 41
Article 6 Seller Parties’ Covenants    41

Section 6.1	Employee Matters 41

Section 6.2	Tax Returns 42

Section 6.3	Expenses 43

Section 6.4	Further Assurances 43
Article 7 Privacy    43

Section 7.1	Privacy Obligations of the Seller Parties and the Corporation 43

Section 7.2	Privacy Obligations of the Purchaser 44
Article 8 Indemnification    44

Section 8.1	Survival 44

Section 8.2	Indemnification by the Seller Parties 45

Section 8.3	Indemnification by the Purchaser 46

Section 8.4	Limitations on Indemnification 46

Section 8.5	Third Party Claim Procedures 48

Section 8.6	Direct Claim Procedures 51

Section 8.7	Tax Treatment of Indemnification Payments 51

Section 8.8	Administration and Release of Holdback Amount 51

Section 8.9	Exclusive Remedy 52
Article 9 Miscellaneous    52

Section 9.1	Each Seller Group - Joint and Several Liability 52

Section 9.2	Notices 52

Section 9.3	Counterparts 54

Section 9.4	Amendments and Waivers 54

Section 9.5	Severability 54

Section 9.6	Assignment; Successors and Assigns 54

Section 9.7	No Third Party Beneficiaries 55

Section 9.8	Governing Law 55

Section 9.9	Jurisdiction and Consent to Service 55

Section 9.10	Waiver of Right to Jury Trial 55

Section 9.11	Specific Performance 55

Section 9.12	Headings; Interpretation; Absence of Presumption 56

Section 9.13	Non Merger 56

Section 9.14	Entire Agreement 56

Section 9.15	Gender and Number 57

Section 9.16	Headings, etc. 57

Section 9.17	Currency 57

Section 9.18	Certain Phrases, etc. 57

Section 9.19	Accounting Terms 57

Section 9.20	Incorporation of Exhibits and Schedules 57

EXHIBITS
Exhibit A    Form of Escrow Agreement
Exhibit B    Form of Non-Competition Agreement
Exhibit C    Estimated Closing Statement
Exhibit D    Form of Employment Agreement
Exhibit E    Funds Flow Spreadsheet

SCHEDULES
Schedule 1.1(1)    Accrued Bonuses
Schedule 1.1(2)    Discretionary Bonuses
Schedule 2.3(b)    Estimated Closing Statement
Schedule 2.6        Purchase Price Allocation
Schedule 3.1        Jurisdiction of Organization; Foreign Qualifications
Schedule 3.3(b)    Required Consents
Schedule 3.4(a)    Capitalization
Schedule 3.6(a)    Financial Statements
Schedule 3.6(d)     Accounts Receivable - Exceptions
Schedule 3.7(b)    Indebtedness and Liens
Schedule 3.8        Absence of Certain Changes
Schedule 3.9(a)    Material Contracts - Listing
Schedule 3.9(c)    Material Contracts - Exceptions
Schedule 3.10(a)    Legal Proceedings
Schedule 3.12        Required Licenses
Schedule 3.15        Customers; Operational Matters
Schedule 3.16        Owned Real Property
Schedule 3.17        Leased Real Property
Schedule 3.18(a)    Business Intellectual Property
Schedule 3.18(b)    Infringement of Business Intellectual Property
Schedule 3.19        Tax Matters
Schedule 3.19(v)    Tax Attributes
Schedule 3.21(a)    Business Personnel
Schedule 3.23(a)    Employee Benefit Plans
Schedule 3.23(j)    Employee Benefit Plans - Effect of Transaction
Schedule 3.24(a)    Insurance Policies and Fidelity Bonds
Schedule 3.24(b)    Insurance Matters
Schedule 3.25        Related Party Transactions
Schedule 3.26        Bank Accounts; Powers of Attorneys; Directors and Officers
Schedule 4.3        Ownership of Shares; Pro Rata Percentages
Schedule 5.3(a)    Purchaser’s Required Consents

SHARE PURCHASE AGREEMENT
THIS SHARE PURCHASE AGREEMENT (the “Agreement”), dated effective as of October 3, 2017, among:
LAWSON PRODUCTS INC. (ONTARIO), a corporation incorporated under the laws of the Province of Ontario (“Purchaser”)
- and -
1701017 ALBERTA LTD., a corporation incorporated under the laws of the Province of Alberta (“170”)
- and -
JOHN MCCANN FAMILY TRUST, a trust existing pursuant to the laws of the Province of Alberta (“McCann Trust”)
- and -
JOHN J. MCCANN, an individual resident in the City of Calgary, in the Province of Alberta (“John”)
- and -
THE GEDEON TRUST, a trust existing pursuant to the laws of the Province of Alberta (“Gedeon Trust”)
- and -
PRAIRIE MERCHANT CORPORATION, a corporation incorporated under the laws of the Province of Alberta (“PMC” and together with John, 170, McCann Trust and Gedeon Trust, the “Sellers” and each individually, a “Seller”)
- and -
W. BRETT WILSON, an individual resident in the City of Calgary, in the Province of Alberta (“Brett” and together with the Sellers, the “Seller Parties” and each individually a “Seller Party”)

RECITALS
WHEREAS, the Sellers, and where applicable, their beneficiaries, are the legal and beneficial owners of all of the issued and outstanding shares of the Corporation (the “Purchased Shares”);
AND WHEREAS Brett is a trustee of Gedeon Trust, a legal owner, for the benefit of the beneficiaries of Gedeon Trust, of certain of the Purchased Shares;
AND WHEREAS Brett is the legal and beneficial owner of all of the issued and outstanding voting shares in the capital of PMC;
AND WHEREAS Brett has agreed to provide certain representations, warranties, covenants, and indemnities as set out herein as a result of his interests and entitlements in and to Gedeon Trust and PMC;
AND WHEREAS, the Purchaser wishes to purchase and the Sellers wish to sell, the Purchased Shares on and subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
Article 1
Definitions

Section 1.1	Certain Defined Terms
In this Agreement and the recitals and schedules (the “Schedules”) attached hereto, unless there is something in the subject matter or context inconsistent therewith, the following words and terms will have the indicated meanings and grammatical variations of such words and terms will have corresponding meanings:
“Accounts Receivable” means, as at the Closing Date, all trade and other accounts receivable, notes receivable and other debts due or accruing to the Corporation relating to goods and/or services provided by the Corporation prior to such time.
“Action” means any action, claim, suit, arbitration, inquiry, proceeding or investigation of any kind or nature whatsoever by or before any Governmental Authority (including any claim in the nature of an “errors and omissions” insurance claim, any market conduct examination or audit or any Tax Contest).
“Adjusted Purchase Price” has the meaning ascribed thereto in Section 2.5(c).
“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person, including (1) in the case of the Purchaser after the Closing, the Corporation and

(2) in the case of any natural person, any trust maintained for the benefit of such natural person or such natural person’s spouse or descendants (whether natural or adopted). For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
“Agreed Amount” has the meaning ascribed thereto in Section 8.6.
“Allocation Percentage” means with respect to (i) the McCann Group, 62.5%, and (ii) the PMC Group, 37.5%.
“Ancillary Agreements” means: (1) the Escrow Agreement, (2) the Non-Competition Agreements; (3) the Employment Agreements; and (4) any other agreements, documents or certificates executed and delivered by the parties at the Closing in connection with the consummation of the Transaction.
“Applicable Law” means, with respect to any Person, any law (statutory, common or otherwise), rule, regulation, ordinance, order, injunction, judgment, award, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or any of its assets or properties.
“BMO” means Bank of Montreal.
“BMO Facility” means that certain line of credit issued by BMO, as lender, to the Corporation, as borrower, in the maximum amount of Five Million Five Hundred Thousand Dollars ($5,500,000), for operating purposes and bearing account #0512-1040538.
“Books and Records” means, all books, records, lists, files and other information of the Corporation relating to the Business.
“Business” means the business conducted by the Corporation, including the wholesale and retail supply of fasteners, power tools, safety equipment, shop supplies and accessories across Western Canada.
“Business Day” means any day other than a Saturday, Sunday or a day on which banks in Calgary, Alberta are authorized or required by Applicable Law to be closed.
“Business Intellectual Property” has the meaning ascribed thereto in Section 3.18(a).
“Business Personnel” means the employees and independent contractors of the Corporation.
“Cash Amount” means: (1) $40,000,000 less (2) the Holdback Amount, plus (or less) (3) the amount, if any, by which the Net Working Capital is greater than (or less than) the Target Working Capital as set out in the Estimated Closing Statement, less (4) the Payoff Amount as set forth in the Estimated Closing Statement, less (5) the Unpaid Transaction Expenses Amount, less (6) the discretionary bonuses set out in Schedule 1.1(2) attached hereto.
“Claimed Amount” has the meaning ascribed thereto in Section 8.6.

“Claim Notice” has the meaning ascribed thereto in Section 8.5(a).
“Close” or “Closing” means the actual completion of the Transaction as contemplated by this Agreement.
“Closing Date” means the date of this Agreement.
“Closing Financial Statements” has the meaning ascribed thereto in Section 2.5(a).
“Closing Purchase Price” has the meaning ascribed thereto in Section 2.5(c).
“Closing Time” means 10:00 a.m. (Calgary time) on the Closing Date.
“Closing Working Capital Statement” has the meaning ascribed thereto in Section 2.5(a).
“Confidential Information” means any and all trade secrets, know-how, information and data of or relating to the Corporation or the Business (whether or not expressly identified as confidential or proprietary), including (1) the Corporation’s business information and materials, including financial information, business plans, business proposals, customer contract terms and conditions, pricing and bidding methodologies and data, sales data, current or prospective client lists, contact information, preferences and other business information, supplier lists, business partner lists and similar information; (2) the Corporation’s personnel information and materials, including employee lists and contact information, employee performance information, employee compensation information, recruiting sources, contractor and consulting information, contacts and cost, and similar information; (3) the Corporation’s information and materials relating to future plans, including marketing strategies, new materials research, pending projects and proposals, proprietary production processes, research and development strategies, and similar items; (4) the Corporation’s technical information and materials, including computer programs, software, databases, methods, know-how, formulae, compositions, technological data, technological prototypes, processes, discoveries, machines, inventions, and similar items; (5) the Books and Records of the Corporation; and (6) any information or material that gives the Corporation an advantage with respect to its competitors by virtue of not being known by those competitors. Notwithstanding any of the foregoing, Confidential Information does not include any know-how, information, documents, material or data which the Corporation has made available or disclosed to third parties in the Ordinary Course of Business under circumstances where the Corporation does not, acting reasonably, impose obligations of confidence on such third parties.
“Consulting Agreement” means the consulting agreement between the Corporation and PMC.
“Contract” means any contract, agreement, lease, license, commitment, understanding or arrangement, whether written or oral.
“Corporation” means The Bolt Supply House Ltd., an Alberta corporation.
“Current Assets” means the current assets of the Corporation to the extent any such item is considered to be a current asset in accordance with GAAP.

“Current Liabilities” means all current liabilities of the Corporation to the extent any such item is considered to be a current liability in accordance with GAAP and for clarity includes the accrued bonuses described in Schedule 1.1(1); provided that Current Liabilities will exclude (i) Indebtedness otherwise included in the Payoff Amount, and (ii) Unpaid Transaction Expenses Amount.
“Customers” means all Persons who are customers of the Business and “Customer” means any one of the Customers.
“Damages” means any and all damages, losses, Liabilities, Taxes, costs and expenses of any kind or nature whatsoever or howsoever arising (excluding indirect, special, consequential and punitive damages), including expenses of investigation and reasonable fees and expenses of counsel and other professionals retained in connection with any Action, paid or payable by an Indemnified Party.
“Direct Claim” has the meaning ascribed thereto in Section 8.6.
“Direct Claim Notice” has the meaning ascribed thereto in Section 8.6.
“E&O Policy” has the meaning ascribed thereto in Section 3.24(a).
“Employee Benefit Plan” means each employment, consulting, bonus, pension, profit sharing, deferred compensation, incentive compensation, excess benefit, equity (or equity-like), termination, severance, retention, change in control, disability, medical, dental, vision, fringe benefit, paid time off, vacation, holiday, supplemental unemployment or other employee benefit, insurance or compensation plan, program, policy, agreement or arrangement, whether written or oral, funded or unfunded, in each case that is sponsored, maintained, administered, contributed to or required to be contributed to by the Corporation for the benefit of any of the current or former directors, officers, employees or independent contractors of the Corporation, or the beneficiaries of such individuals.
“Employment Agreements” means the employment agreement that shall be entered into by the Corporation and each of Kurt Mario, Doug Drury, Brent West, Greg Pek and John Sauer in the forms attached hereto as Exhibit D;
“Environmental Law” means any Applicable Law relating to (1) the pollution or protection of the environment, (2)  human health and safety or (3) the handling, use, presence, storage, disposal, release or threatened release of, or exposure to, any Hazardous Materials.
“Estimated Closing Statement” has the meaning ascribed thereto in Section 2.3(b).
“Escrow Agent” means Miller Thomson LLP.
“Escrow Agreement” means the escrow agreement dated and effective as of the Closing Date among the Purchaser, the Seller Parties and the Escrow Agent, substantially in the form attached hereto as Exhibit A .
“Financial Statements” has the meaning ascribed thereto in Section 3.6(a).
“Funds Flow Spreadsheet” means the spreadsheet to be delivered by the Sellers to the Purchaser at the Closing in substantially the form attached hereto as Exhibit E, which spreadsheet (1) shall be certified as complete and correct by the Sellers as of the Closing Date; (2) shall set forth the name, amount and wire transfer instructions for each Person to whom all or any portion of the Cash Amount, the Payoff Amount and the Unpaid Transaction Expenses Amount is owed in connection with the Closing; and (3) shall attach copies of the Payoff Statement and Invoices to be delivered at the Closing in accordance with Section 2.8.
“GAAP” means, at any time, accounting principles generally accepted in Canada applicable to private enterprises as set out in Part II of the Chartered Professional Accountants Canada Handbook, at the relevant time, applied on a consistent basis with past practice.
“Governmental Authority” means (1) any domestic, foreign, federal, state, provincial, local or other government, (2) any governmental, regulatory or administrative authority, agency, body, commission, department or division, (3) any self-regulatory organization or (4) any court, tribunal or judicial or arbitral body.
“Government Official” means any: (1) official, employee or agent of a Governmental Authority (including any state-owned or state-controlled enterprise) or of a public international organization; (2) elected or appointed holder of public office, candidate for public office, political party, official of a political party or member of a royal family; or (3) Person acting for or on behalf of any Governmental Authority.
“GST” means all taxes payable under Part IX of the Excise Tax Act (Canada) or any successor or replacement legislation.
“Hazardous Material” means any material, chemical or substance that is classified, listed, defined, designated or regulated as hazardous or toxic in, or as a pollutant, contaminant or waste under, or otherwise is regulated pursuant to, any Environmental Law, including pesticides, toxic chemicals, petroleum products and by-products, asbestos-containing materials and polychlorinated biphenyls.
“Holdback Amount” has the meaning ascribed thereto in Section 2.3(a)(i).
“Indebtedness” means, with respect to the Corporation, and without duplication, (1) all indebtedness for borrowed money, including all accrued but unpaid interest, penalties, fees and prepayment premiums; (2) all indebtedness owed under any credit agreement or facility or evidenced by any note, debenture, bond or similar instrument; (3) all capitalized lease obligations; (4) all obligations issued or assumed as the deferred purchase price of property or services (including all obligations under any acquisition agreements for any earn-out, note payable or other contingent payment, but excluding trade payables and accrued expenses arising in the Ordinary Course of Business); (5) all obligations (whether fixed or contingent) to reimburse any bank or other Person in respect of amounts paid or payable under a letter of credit or a line of credit; (6) all obligations (whether fixed or contingent) pursuant to the Consulting Agreement; (7) all obligations under any currency or interest rate swap, hedge or similar agreement or arrangement (determined as if such instrument were terminated as of the Closing Date); (8) all guarantees of obligations of another Person of the type described in clauses (1) through (7) of this definition; and (9) all unfunded amounts under any employee pension and deferred compensation plans.

“Indemnified Business Personnel Liabilities” means: (1) all Liabilities arising out of or relating to the Employee Benefit Plans (including the termination or winding up of any Employee Benefit Plan, occurring prior to the Closing Time) occurring prior to the Closing Date, other than claims for benefits payable in the Ordinary Course of Business and other than claims for which the benefit insurers are responsible for; (2) all Liabilities arising out of or relating to the employment or engagement, potential employment or engagement or termination of employment or engagement of any Person prior to or on the Closing Date, including (i) all Liabilities for salaries, wages, commissions, bonuses, deferred compensation, amounts owing in respect of the Consulting Agreement, vacation pay, paid time off, and (ii) all Liabilities arising out of or relating to the misclassification of any employee of the Corporation prior to the Closing as an independent contractor.
“Indemnified Liabilities” means: (1) all Liabilities arising out of or relating to the Pre-Closing Period Actions; (2) all Indebtedness of the Corporation, to the extent not included in the Payoff Amount; (3) all Indemnified Business Personnel Liabilities; (4) all Indemnified Taxes; (5) all Unpaid Transaction Expenses Amount to the extent not paid by or on behalf of the Sellers prior to or at the Closing; (6) all Liabilities arising prior to the Closing to indemnify, reimburse or advance amounts to any former or current shareholder, director, officer, employee or agent of the Corporation; and (7) all Indemnified Privacy Liabilities. Notwithstanding the foregoing, Indemnified Liabilities shall not include any of the foregoing Liabilities referenced in clauses (1) through (7) to the extent that any such Liabilities are specifically included as a Current Liability in the Closing Working Capital Statement.
“Indemnified Party” means a party claiming a right to indemnification pursuant to Article 8.
“Indemnified Privacy Liabilities” means all Liabilities arising out of or relating to any non-compliance by any Seller or any of them with Applicable Laws relating to privacy or Personal Information prior to completion of the Closing.
“Indemnified Taxes” means, without duplication of any Taxes included in Current Liabilities, (1) Taxes imposed on or payable by the Corporation, or for which the Corporation otherwise may be liable, for any Pre-Closing Period; (2) Taxes resulting from any breach of or inaccuracy in any representation or warranty contained in Section 3.19 or Section 3.23 or breach by any Seller Party of any covenant set forth herein relating to Taxes; and (3) Taxes imposed on or payable by the Corporation or for which the Corporation otherwise may be liable: (i) pursuant to any Contract for any Pre-Closing Period, (ii) by reason of a Tax sharing, indemnity or similar Contract entered into by the Corporation or any of its past or present Affiliates on or prior to the Closing Date or (iii) by reason of transferee or successor liability arising in respect of a transaction undertaken by the Corporation or any of its present or past Affiliates on or prior to the Closing Date.
“Indemnifying Party” means a party claimed by an Indemnified Party to be obligated to provide indemnification pursuant to Article 8.
“Independent Accountant” means KPMG LLP, which is independent of the parties, or such other accounting firm of recognized national standing mutually agreed to in writing by the parties.

“Intellectual Property Rights” means all intellectual property rights and other similar proprietary rights of any kind or nature, whether owned or held for use under license and whether registered or unregistered, including all of the following: (1) all patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, re-examinations, renewals and extensions thereof), industrial design or design patent; (2) all trademarks, service marks, logos, trade dress, trade names, corporate names, Internet domain names and website content, including all common law rights and all goodwill associated therewith or symbolized thereby, and all applications, registrations and renewals in connection therewith; (3) all copyrights and copyrightable works of authorship; (4) all rights of publicity, moral rights and rights of attribution and integrity; (5) all Confidential Information; (6) computer software (excluding “shrink-wrap,” “click-wrap” and commercially available “off the shelf” software), including all source code and object code, all databases and all related documentation; and (7) all rights to sue or recover and retain damages, costs and attorneys’ fees for past, present and future infringement, dilution or misappropriation of any of the foregoing.
“Investment Canada Act” means the Investment Canada Act (Canada).
“Inventory” means all usable and/or saleable stock-in-trade of the Corporation, wherever situate, including all stock, raw materials, materials, parts, manufacturing supplies, packaging and shipping materials, maintenance goods, work in progress, goods in transit and finished goods.
“Invoices” has the meaning ascribed to such term in Section 2.8(h).
“IT Systems” means the Corporation’s computer systems (including computers, servers, workstations, routers, hubs, switches, networks and data communication lines), information technology systems, telecommunication systems, data processing systems and agency management systems used in the conduct of the Business.
“Knowledge of the Seller Parties” means the actual knowledge, after reasonable inquiry and investigation, of any of John, Kurt Mario and Doug Drury.
“Leased Real Property” has the meaning ascribed thereto in Section 3.17(a).
“Liability” means any liability, debt, obligation, Indebtedness or commitment of any kind or nature whatsoever or howsoever arising (whether direct or indirect, known or unknown, accrued or unaccrued, absolute or contingent, or matured or unmatured), including any arising under any Applicable Law, License, Action or Contract.
“License” means any license, permit, consent, approval, certification or other authorization of any Governmental Authority.
“Lien” means any lien, mortgage, pledge, hypothecation, charge, security interest or encumbrance of any kind or nature whatsoever or howsoever arising.
“made available” means when used with respect to any material or item that, on or before the Closing Time, the Seller Parties, the Purchaser or their respective representatives have posted a true, complete and correct copy of such material or item to the virtual data room entitled “Flame

(Firm ex)” maintained by the Purchaser or the Purchaser’s Counsel in connection with the Transaction.
“Material Adverse Effect” means, as to the Corporation, any change, effect, event, fact or occurrence that, individually or in the aggregate, (1) has had or would reasonably be expected to have a material adverse effect on the consolidated assets, business, condition (financial or otherwise), liabilities or results of operations of the Corporation or (2) is reasonably likely to prevent or materially impair or delay the ability of any of the Seller Parties to timely perform their obligations hereunder or to timely consummate the Transaction; provided, however, that for purposes of clause (1) above, none of the following shall be deemed to constitute or be taken into account in determining whether there has been a Material Adverse Effect: (i) any acts of war, terrorism or armed hostilities, (ii) any changes in Applicable Law or GAAP after the date hereof, (iii) any changes in the Canadian or specifically affecting the global economy or the industries in which the Corporation operates, (iv) any change, effect, event, fact or occurrence attributable to the execution, delivery or announcement of this Agreement, any Ancillary Agreement or the Transaction, or (v) any change, effect, event, fact or occurrence attributable to the consummation of the Transactions or any actions by the Purchaser or the Seller Parties taken pursuant to this Agreement or in connection with the Transactions, except, in the case of the foregoing clauses (i), (ii) and (iii), to the extent any of the matters referred to therein has had or would reasonably be expected to have a disproportionate adverse effect on the consolidated assets, business, condition (financial or otherwise), liabilities or results of operations of the Corporation relative to other Business providing products and services similar to the Corporation.
“Material Contracts” has the meaning ascribed thereto in Section 3.9(a).
“McCann Group” means collectively, John McCann Trust and 170.
“Net Working Capital” means the amount by which the Current Assets exceeds (or is less than) the Current Liabilities as at the Closing Date.
“Non-Competition Agreements” means the non-competition agreements to be entered into among the Corporation, the Purchaser and each of John, Brett and Wiley Auch, in the forms attached hereto as Exhibit B .
“Open Source Software” means any software that contains or is derived in any manner (in whole or in part) from any software, code or libraries that are distributed as free software or as open source software or under any licensing or distribution models similar to open source, including, without limitation, any license or distribution model which seeks to require any party which uses, modifies and/or distributes such software, code or libraries to make such software, code or libraries (or modification or derivative work thereof) or any other software, code or libraries which may impose any other obligation or restriction with respect to such party’s patent or other intellectual property right.
“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice of the Person in question.

“Organizational Document” means, with respect to any Person that is not a natural person, the organizational, constituent or governing documents or instruments by which such Person establishes its legal existence or which govern its internal affairs.
“Owned Real Property” has the meaning ascribed thereto in Section 3.16.
“Payoff Amount” means the aggregate amount (including the outstanding principal, accrued and unpaid interest, any prepayment penalties or premiums and any costs and expenses) of Indebtedness of the Corporation outstanding as of the Closing Date as set forth in the Payoff Statement and the Estimated Closing Statement.
“Payoff Statement” has the meaning ascribed thereto in Section 2.8(g).
“Permitted Liens” means the Liens set forth in Schedule 3.7(b).
“Person” means an individual, a corporation, a company, a limited liability company, an unlimited liability company, a partnership, a limited partnership, a trust, an unincorporated organization, a joint venture, a joint stock company and any Governmental Authority.
“Personal Information” means information about an identifiable individual but does not include business contact information if the collection, use or disclosure, as the case may be, of such information is for the purposes of enabling the individual to be contacted in relation to the individual’s business responsibilities and for no other purpose.
“Plants and Buildings” means the plants, buildings, structures, improvements, parking lots, roadways, fixed machinery, fixed equipment, and all appurtenances and other fixtures on or forming part of the Owned Real Property.
“PMC Group” means, collectively, Brett, PMC and Gedeon Trust.
“Purchase Price” has the meaning ascribed thereto in Section 2.2.
“Pre-Closing Period” means any taxable period ending on or before the Closing Date.
“Pre-Closing Period Actions” means all Actions pending or threatened against or affecting the Corporation or any of its assets or properties as of the Closing Date (including any Actions disclosed or required to be disclosed in Schedule 3.10(a)).
“Preferred Shares” means the Class “C” Series I, II and III preferred shares in the share capital of the Corporation.
“Prime Rate” means the prime rate of interest per annum quoted by CIBC from time to time as its reference rate of interest for Canadian dollar demand loans made to its commercial customers in Canada and which CIBC refers to as its “prime rate”, as such rate may be changed from time to time.

“Privacy Laws” means the Personal Information Protection and Electronic Documents Act (Canada), the Personal Information Protection Act (Alberta) and any comparable Applicable Law of any other province or territory of Canada.
“Purchased Shares” has the meaning ascribed to such term in the recitals.
“Purchaser” has the meaning ascribed to such term in the recitals.
“Purchaser’s Counsel” means Miller Thomson LLP.
“Purchaser Indemnified Parties” means (1) the Purchaser, (2) its Affiliates, (3) its respective directors, officers, employees and agents, and (4) its respective heirs, executors, successors and permitted assigns. For the avoidance of doubt, after the Closing, the term Purchaser Indemnified Parties shall include the Corporation.
“Remedial Action” means any action required by any Governmental Authority or Environmental Law to clean up, remove, treat or in any other way address any Hazardous Materials.
“Required Licenses” has the meaning ascribed thereto in Section 3.12.
“Review Period” has the meaning specified in Section 2.5(b)(i).
“Seller Fundamental Representations” has the meaning ascribed thereto in Section 8.1(a).
“Seller Groups” means the McCann Group and the PMC Group and “Seller Group” means either one of them.
“Seller Indemnified Parties” means (1) each of the Seller Parties, (2) their respective Affiliates, (3) their respective directors, trustees, officers, employees and agents, and (4) their respective heirs, executors, successors and permitted assigns.
“Sellers” and “Seller” have the meanings ascribed to such terms in the preamble.
“Sellers’ Counsel” means Burnet Duckworth & Palmer LLP.
“Shortfall Amount” has the meaning ascribed thereto in Section 2.5(c)(ii).
“Target Working Capital” means $9,954,000.
“Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) means: (1) all Canadian, U.S., federal, commonwealth, state, provincial and local taxes, charges, fees, duties or assessments of any nature whatsoever, including all income, profits, franchise, gross receipts, net receipts, customs duties, capital stock, recording, stamp, document, transfer, severance, payroll, employment, unemployment, social security, disability, sales, use, real property, personal property, withholding, excise, value-added, ad valorem, occupancy, insurance premium, surplus lines insurance and other taxes in each case imposed by any Governmental Authority; and (2) all interest, penalties, fines and additional amounts imposed by any Governmental Authority with respect to such amounts.

“Tax Act” means the Income Tax Act (Canada), as amended from time to time.
“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, or imposition of any Tax.
“Tax Contest” means any audit, investigation, claim, litigation, assessment, reassessment, dispute or controversy relating to Taxes.
“Tax Returns” means all returns, reports and other documents of every nature (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed with any Governmental Authority relating to Taxes.
“Third Party Claim” has the meaning ascribed thereto in Section 8.5(a).
“Transaction” means the acquisition by the Purchaser of all of the Purchased Shares and the transactions ancillary thereto, all as further described and provided for herein.
“Transaction Personal Information” means the Personal Information disclosed or conveyed to the Purchaser or any of its representatives or agents by or on behalf of the Corporation, the Seller Parties, or their respective representatives as a result of or in conjunction with the Transaction, and includes all such Personal Information disclosed to the Purchaser and its representatives during the period leading up to and including the completion of the Transaction.
“Unpaid Transaction Expenses Amount” means the aggregate amount of all fees, costs, expenses and other amounts incurred or otherwise payable by or on behalf of the Corporation in connection with the negotiation, preparation, execution or delivery of this Agreement or any Ancillary Agreements, in each case to the extent not paid at or prior to the Closing Date or included as a Current Liability in the calculation of the Net Working Capital, including (1) all legal, accounting, investment banking and financial advisory fees, costs and expenses; (2) all fees, costs and expenses associated with the Corporation obtaining the release and termination of any Liens (other than Permitted Liens); and (3) all fees, costs and expenses associated with the Corporation obtaining any consents, approvals or waivers from any Governmental Authority or other third party required to consummate the Transaction.
“USA” means unanimous shareholder agreement in respect of the Corporation dated July 23, 1999.
Article 2
Purchase and Sale; Closing

Section 2.1	Purchase and Sale
Upon the terms set forth in this Agreement, on the Closing, the Purchaser shall purchase and acquire from the Sellers, and the Sellers shall sell, assign, transfer, convey and deliver to the Purchaser, free and clear of any and all Liens (except for Permitted Liens) the Purchased Shares.

Section 2.2	Purchase Price
The aggregate purchase price for the Purchased Shares and the performance by the Sellers of their obligations hereunder and contemplated hereby (the “Purchase Price”) shall be Forty Million Dollars ($40,000,000), subject to adjustment pursuant to Section 2.4. The Purchase Price shall be further adjusted as provided in Section 8.7.

Section 2.3	Satisfaction of Purchase Price

(a)	The Purchase Price shall be paid and satisfied as follows:

(i)
at Closing 3% of the amount equal to (A) the Purchase Price, minus (B) the Payoff Amount (the “Holdback Amount”) shall be held back from the Purchase Price by the Purchaser and delivered to the Escrow Agent to be deposited in an interest bearing account, held in trust for a period of Fifteen (15) months in accordance with and subject to the terms of the Escrow Agreement. The Holdback Amount shall be dealt with in the manner set forth in Section 2.5(c)(ii), Section 8.8 and the Escrow Agreement;

(ii)
at Closing the Payoff Amount (with the exception of any Indebtedness related to Permitted Liens) as set forth in the Estimated Closing Statement shall be paid and satisfied by payment of such amounts by the Purchaser (for, on behalf of, and at the irrevocable direction of the Sellers) directly to the payees thereof pursuant to Payoff Statement delivered on or before the Closing Date (and as against receipt of full and final discharges and releases from such payees, including any and all security held in respect of any Liens which are not Permitted Liens);

(iii)
at Closing the Unpaid Transaction Expenses Amount shall be paid and satisfied by payment of such amounts by the Purchaser (for, on behalf of, and at the irrevocable direction of the Corporation) directly to the payees thereof pursuant to the Invoices to be provided at Close;

(iv)
at Closing the Purchaser shall pay the Cash Amount based on the Estimated Closing Statement in cash to the Sellers’ Counsel, in trust for and to be allocated among the Sellers in accordance with Schedule 2.8 by way of wire transfer; and

(v)	by the Purchaser causing the Corporation to pay the discretionary bonuses described in Schedule 1.1(2), in accordance with Section 2.9(c).

(b)
The Purchaser and the Sellers acknowledge that it is not possible to conclusively determine the Net Working Capital until the Closing Working Capital Statement is finalized in accordance with Section 2.5. Accordingly, the Purchaser and the Sellers agree that, prior to the Closing Date, the Sellers have delivered to the Purchaser a good faith estimate of (i) the Net Working Capital, (ii) the adjustments to the Purchase Price pursuant to Section 2.4 and (iii) the net impact of such estimated adjustments on the Cash Amount and the Purchase Price (the “Estimated Closing Statement”),

calculated in accordance with GAAP, consistent with past practice and attached as Schedule 2.3(b). For greater clarity, the calculation of Net Working Capital must be consistent with the calculation of Targeted Working Capital and include only the GAAP adjustments to the accounting records used in the calculation of Target Working Capital. The Purchaser acknowledges that it has been entitled to comment on the Estimated Closing Statement.

Section 2.4	Purchase Price Adjustment
The Purchase Price shall be increased or decreased, as applicable, dollar for dollar by the amount by which the Net Working Capital is greater than or less than the Target Working Capital, as determined pursuant to Section 2.5. Any such adjustment shall be applied firstly against the Purchased Shares other than the Preferred Shares and secondly (if necessary) against the Preferred Shares.

Section 2.5	Purchase Price Adjustment Process

(a)	Within ninety (90) days of the Closing Date, the Purchaser shall prepare and deliver to the Sellers:

(i)	financial statements of the Corporation for period commencing March 1, 2017 and ending on the day immediately prior to the Closing Date (the “Closing Financial Statements”); and

(ii)	a closing statement prepared by the Purchaser which calculates (A) the Net Working Capital, and (B) the adjustments referred to in Section 2.4 (the “Closing Working Capital Statement”).
The methodology and assumptions used by the Purchaser to prepare the Closing Financial Statements and Closing Working Capital Statement shall be consistent with the methodology used and assumptions made by the Corporation in the preparation of the Financial Statements and the Estimated Closing Statement, as applicable, provided that such methodology and assumptions are in accordance with GAAP.

(b)	Dispute Resolution Procedure

(i)
Upon receipt of the Closing Financial Statements and the Closing Working Capital Statement, the Seller Parties and their accountants (subject to reasonable confidentiality restrictions) shall be permitted during the succeeding forty-five (45) day period (the “Review Period”) reasonable access during business hours to the personnel of the Purchaser and its Affiliates, and any documents (including Books and Records), schedules or workpapers used by the Purchaser and its Affiliates in the preparation of the Closing Financial Statements and the Closing Working Capital Statement.

(ii)	The Closing Financial Statements and the Closing Working Capital Statement delivered pursuant to Section 2.5(a)(i) and (ii) and the Purchaser’s calculations of the Net Working Capital as at the Closing Date and any adjustment to the Purchase Price in accordance with Section 2.4 set forth therein shall be final, binding and conclusive on the parties unless the Seller Parties on or prior to the end of the Review Period, deliver to the Purchaser a written notice of disagreement setting forth in reasonable detail (A) each specific item or amount included in (or excluded from) the Closing Working Capital Statement as to which the Seller Parties disagree in good faith, and (B) the basis for each such disagreement and reasonable supporting documentation therefor. The Seller Parties shall be deemed to have agreed with all other items and amounts set forth in the Closing Working Capital Statement other than those specified in any such notice of disagreement.

(iii)
If the Seller Parties deliver a notice of disagreement to the Purchaser pursuant to Section 2.5(b)(ii), the Purchaser and the Seller Parties shall, during the fifteen (15) day period following the Purchaser’s receipt of such notice, negotiate in good faith and use commercially reasonable efforts to resolve promptly all of the disputed items and amounts specified in such notice of disagreement. Any such disputed items and amounts that are resolved by a written agreement between the Purchaser and the Seller Parties within such fifteen (15) day period shall be final, binding and conclusive on the parties and shall become part of the calculations of the Net Working Capital and any adjustment to the Purchase Price as provided in Section 2.4.

(iv)
If the Purchaser and the Seller Parties are unable to resolve all of the disputed items and amounts that were included in a notice of disagreement by the end of such fifteen (15) day period, then as promptly as practicable and in no event later than ten (10) days thereafter, they shall jointly engage and submit the matters that remain in dispute for resolution to the Independent Accountant. Each party agrees (A) to execute a reasonable engagement letter with the Independent Accountant to review this Section 2.5 and agrees to comply with the terms hereof, (B) to submit to the Independent Accountant not later than fifteen (15) days after its engagement a written statement summarizing its position on the matters that remain in dispute, together with such supporting documentation as it deems necessary, and (C) not to engage in any ex-parte communications with the Independent Accountant.

(v)
The Purchaser and the Seller Parties shall jointly instruct the Independent Accountant that: (A) it shall act as an expert in accounting, and not as an arbitrator, to resolve the matters that remain in dispute and were included in the notice of disagreement in accordance with the methodologies and assumptions used by the Corporation in the preparation of the Financial Statements, the Estimated Closing Statement, and other terms of this Agreement; (B) it shall base its decision solely on the written submissions of the Purchaser and the Seller Parties and shall not conduct an independent review or audit; (C) it may not assign a dollar value to any disputed item greater than the highest amount or less than the lowest amount claimed by the Purchaser or the Seller Parties, as applicable; and (D) it shall deliver to the Purchaser and the Seller Parties its written decision setting forth its calculation of the Net Working Capital and any adjustment to the Purchase Price in accordance with Section 2.4 as promptly as practicable (and in no event later than thirty (30) days) after the submission of the matters that remain in dispute to the Independent Accountant, which written decision shall be final, binding and conclusive on the parties absent manifest error. The Closing Working Capital Statement shall be revised as necessary to reflect the Independent Accountant’s written decision and any such decision may be entered as a judgment in any court of competent jurisdiction.

(vi)
The fees and expenses of the Independent Accountant shall be allocated to and borne by the Purchaser, on the one hand, and the Sellers, on the other hand, in inverse proportion as they may prevail on the disputed amounts resolved by the Independent Accountant, which proportionate allocations shall be calculated on an aggregate basis based on the relative dollar values of all such disputed amounts and shall be determined by the Independent Accountant and included in its written decision. For example, if the disputed amounts total $1,000 and the Independent Accountant awards $600 in favour of the Purchaser’s position and $400 in favour of the Sellers position, 60% (i.e., 600 ÷ 1,000) of the fees and expenses of the Independent Accountant would be borne by the Sellers and 40% (i.e., 400 ÷ 1,000) would be borne by the Purchaser.

(c)
Upon acceptance of the Closing Working Capital Statement by the Purchaser and the Seller Parties, or a final determination pursuant to Section 2.5(b) if the Purchase Price, as finally adjusted in accordance with the provisions hereof (the “Adjusted Purchase Price”):

(i)
is greater than the Purchase Price as adjusted and paid at Closing pursuant to Section 2.3(b) (the “Closing Purchase Price”), then the Purchase Price shall, in accordance with Section 2.4, be increased, dollar for dollar, by the amount by which the Adjusted Purchase Price exceeds the Closing Purchase Price, and the Purchaser shall promptly pay in cash, to the Sellers’ Counsel, in trust for the Sellers, the amount of such difference; and

(ii)
is less than the Closing Purchase Price (the amount of such difference, the “Shortfall Amount”), the Purchase Price shall, in accordance with Section 2.4, be decreased, dollar for dollar, by the Shortfall Amount and the Sellers shall promptly pay to the Purchaser, in cash, an amount equal to the Shortfall Amount.  The Purchaser shall also be permitted, by written notice to the Sellers within two (2) days after such final determination and prior to any such payment by the Sellers, in its sole discretion, to require the Holdback Amount to be used to satisfy the Sellers’ obligations in this Section 2.5(c)(ii), and, if so, the Purchaser and the Sellers will provide instructions, set forth in a joint written notice, to the Escrow Agent to pay to the Purchaser an amount equal to the Shortfall Amount from the Holdback Amount and, in the event the Holdback Amount is insufficient to satisfy the Shortfall

Amount, the Sellers shall promptly pay in cash to the Purchaser, the amount of such difference.

Section 2.6	Allocation of Purchase Price
The Purchase Price shall be allocated and paid in accordance with Schedule 2.6 subject to the adjustments set forth herein. The Sellers and the Purchaser agree to execute and file their own Tax Returns and other instruments on the basis of this allocation.

Section 2.7	Closing
The Closing shall take place at the Closing Time on the Closing Date. The Closing shall occur at the offices of the Purchaser’s Counsel in Calgary, Alberta.

Section 2.8	Closing Deliveries of the Seller Parties
At the Closing Time, the Seller Parties shall deliver or cause to be delivered to the Purchaser all of the following:

(a)	share certificates evidencing the Purchased Shares, accompanied by duly executed stock transfer powers in form and substance reasonably satisfactory to the Purchaser;

(b)	a termination agreement in respect of the USA;

(c)	proof of termination of the Consulting Agreement;

(d)
a certificate of status, compliance, good standing or like certificate with respect to the Corporation, 170 and PMC, each issued by the appropriate government officials of the jurisdiction of such entity’s incorporation;

(e)
certified copies of all necessary corporate resolutions, authorizations and proceedings of the Sellers that are required to be taken or obtained to permit the due and valid transfer of the Purchased Shares to and in the name of the Purchaser as may be required in order to authorize the execution, delivery and performance of this Agreement and the Transactions;

(f)	the minute books, ledgers and registers and corporate seal of the Corporation;

(g)
a bank statement from the BMO online system setting for the amount of Indebtedness owed to BMO as of the date immediately prior to the Closing Date, together with the Seller Parties' estimate of the outstanding cheques and other payments not reflected in such bank statement (collectively, the Payoff Statement”);

(h)
a written invoice, in form and substance reasonably satisfactory to the Purchaser, from each payee owed a portion of the Unpaid Transaction Expenses Amount, which invoices (i) will specify the portion of the Unpaid Transaction Expenses Amount payable to each such payee, (ii) will provide that, upon payment of such invoice, all amounts due to such payee for services rendered in connection with this Agreement and the Transaction (whether rendered prior to or after the Closing) will be paid in full, and (iii) will specify the wire transfer instructions for each such payee (collectively, the “Invoices”);

(i)	the Ancillary Agreements, duly executed by each of the parties thereto (other than the Purchaser and the Corporation;

(j)	duly signed resignations of the directors and officers of the Corporation other than Doug Drury, Kurt Mario, Greg Pek and John Sauer;

(k)	a release from each Seller Party and Wiley Auch in favour of the Corporation;

(l)	the Funds Flow Statement; and

(m)	all consents, waivers or approvals obtained by the Corporation or the Sellers with respect to the consummation of the Transaction, including the items identified in Schedule 3.3(b).

Section 2.9	Closing Deliveries of the Purchaser

(a)	At the Closing Time, the Purchaser shall deliver or cause to be delivered to the Sellers all of the following:

(i)	evidence of payment of the Cash Amount;

(ii)	evidence of deposit of the Holdback Amount with the Escrow Agent;

(iii)	a duly executed receipt in favour of the Sellers for the Purchased Shares;

(iv)	a certificate of status or good standing for the Purchaser issued as of the Closing Date by the Purchaser’s applicable jurisdiction of incorporation;

(v)	a certified copy of resolutions of the directors of the Purchaser as may be required in order to authorize the execution, delivery and performance of this Agreement;

(vi)	a shareholder and director resolution of the Corporation appointing the new directors and officers of the Corporation; and

(vii)	the Ancillary Agreements, duly executed by each of the Purchaser and the Corporation.

(b)
At the Closing Time, the Purchaser shall pay or cause to be paid, on behalf of the Sellers or the Corporation, the Payoff Amount to the Persons, in the amounts and in accordance with the instructions set forth in the Funds Flow Spreadsheet and in accordance with the instructions set forth in the Funds Flow Spreadsheet. All such amounts so paid shall nevertheless be deemed paid to or on behalf of the Sellers or the Corporation, as applicable, for all purposes of this Agreement and no interest shall be paid or accrued in respect of such amounts.

(c)
The Purchaser hereby covenants and agrees to cause the Corporation to pay bonuses in the aggregate amount of One Million Two Hundred Thirty Seven Thousand Two Hundred Fifty Dollars ($1,237,250.00) to those individual officers and employees and in the amounts set out in Schedule 1.1(2), within five (5) Business Days of the Closing Date.

(d)
The Purchaser hereby covenants and agrees to cause the Corporation to pay to the relevant individuals the executive profit share bonuses in the aggregate amount of One Hundred Sixty-Four Thousand Three Hundred Seventy-Six Dollars ($164,376), as set out in Schedule 1.1(1), on or within five (5) Business Days of October 20, 2017.

Section 2.10	Acknowledgements of Seller Parties Regarding Purchase Price
Each Seller Party acknowledges and agrees that: (a) the Purchaser shall be entitled to rely on the Funds Flow Spreadsheet, the Payoff Statement and the Invoices as setting forth a true, complete and accurate listing of all items and amounts set forth therein for purposes of calculating the Cash Amount; and (b) upon delivery of the Cash Amount in accordance with Section 2.3(a)(iv) and the Payoff Amount and the Unpaid Transaction Expenses Amount in accordance with Section 2.3(a)(ii) and Section 2.3(a)(iii) respectively, the Purchaser shall have no further responsibility or liability hereunder with respect to the Purchase Price except in respect of any release of the Holdback Amount to the Sellers in accordance with the terms of the Escrow Agreement, or any upward adjustments, if any, to the Purchase Price pursuant to Section 2.4 or Section 8.7 (or both).

Article 3
Representations and Warranties of the Seller Parties
Regarding the Corporation
As an inducement to the Purchaser to enter into this Agreement and to consummate the Transaction, each Seller Group severally but not jointly with the other Seller Group (with each Seller Group being liable for its Allocation Percentage) hereby represents and warrants to the Purchaser as follows:

Section 3.1	Organization
The Corporation: (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, as set forth in Schedule 3.1; (b) has the requisite corporate power and authority and possesses all Licenses necessary to own or lease and to operate and use its assets and properties and to carry on the Business as currently conducted; and (c) is duly qualified or licensed to do business as a foreign or extra-provincial corporation and is in good standing in each jurisdiction set forth in Schedule 3.1, which are the only jurisdictions where such qualification or licensing is necessary under Applicable Law, except for those jurisdictions where the failure to be so qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Corporation.

Section 3.2	Organizational Documents and Corporate Records
The Sellers have made available to the Purchaser true, complete and correct copies of the Organizational Documents of the Corporation as amended to date. The Corporation is not in breach of or default under any provision of any of its Organizational Documents. The Sellers have made available to the Purchaser true, complete and correct copies of the minutes of all meetings of and other corporate actions taken by the shareholders, board of directors and committees of the board of directors of the Corporation during the past five years in respect of the Corporation.

Section 3.3	No Conflicts; Required Consents

(a)
The execution, delivery and performance by the Seller Parties of this Agreement and each Ancillary Agreement to which any Seller Party is a party do not, and the consummation by the Seller Parties of the Transaction will not, (i) conflict with, violate or result in a breach of any provision of the Organizational Documents of the Corporation; (ii) conflict with, violate or result in a breach of in any material respect any Applicable Law binding upon or applicable to the Corporation or any of its assets or properties; (iii) assuming compliance with the matters referred to in Schedule 3.3(b), require any consent of, notice to or other action by any Person under, conflict with, violate, result in a breach of the terms, conditions or provisions of, constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or give rise to any rights of acceleration, amendment, termination or cancellation or to a loss of any rights under, any Contract or License to which the Corporation is a party or by which the Corporation or any of its assets or properties is bound, other than in the case of this clause (iii) any such items that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Corporation; or (iv) result in the creation or imposition of any Lien upon the Purchased Shares, or any other assets or properties of the Corporation.

(b)
Except as set forth in Schedule 3.3(b), no consent, approval or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or any other Person is required to be obtained, made or given by the Corporation or any of the Seller Parties as a result of or in connection with the Seller Parties’ execution, delivery and performance of this Agreement or any Ancillary Agreement or consummation of the Transaction, other than any items the failure of which to obtain, make or give has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Corporation.

Section 3.4	Capitalization

(a)
The authorized and issued capital of the Corporation is accurately set forth on Schedule 3.4(a). The Purchased Shares (i) have been duly authorized, (ii) are validly issued, fully paid and non-assessable, (iii) were not issued in violation of any Applicable Law, and (iv) were not issued in violation of and, excluding the USA, are not subject to any pre-emptive rights, rights of first refusal or rights of first offer or other similar right.

(b)
Except as set forth in Schedule 3.4(a) there are no issued, reserved for issuance or outstanding: (i) shares or other voting securities of, or equity interests in the Corporation; (ii) securities of the Corporation convertible into or exercisable or exchangeable for shares or other voting securities of, or equity interests in, the Corporation; (iii) subscriptions, options, warrants or other rights obligating the Corporation to issue, deliver, sell, repurchase, redeem or acquire any shares or other voting securities of, or equity interests in, the Corporation or any securities convertible into or exercisable or exchangeable for shares or other voting securities of, or equity interests in, the Corporation; or (iv) stock appreciation, “phantom” stock, profit participation or other equity equivalent rights with respect to the Corporation.

(c)
There are no outstanding bonds, debentures, notes or other Indebtedness of the Corporation the holders of which have the right to vote (or convertible into or exercisable or exchangeable for securities having the right to vote) on any matters on which the Sellers, may vote.

(d)
Other than the USA, there are no shareholder agreements, voting trusts, proxies or other similar agreements or understandings in effect with respect to the voting, transfer or other disposition of the Purchased Shares.

Section 3.5	Subsidiaries and Investments
The Corporation does not, directly or indirectly, own, of record or beneficially, any voting securities of or other equity interests in, or otherwise has any investment in, any other Person or is a member of or participant in any partnership, joint venture or similar arrangement.

Section 3.6	Financial Statements; Books and Records

(a)
Attached to Schedule 3.6(a) are, true, complete and correct copies of the following financial statements (collectively, the “Financial Statements”): (i) audited balance sheets and statements of income and retained earnings for the Corporation as at and for the years ended February 28, 2017, February 29, 2016 and February 28, 2015; and (ii) unaudited internally management prepared balance sheets and income statements for the Corporation as at and for the period ended June 30, 2017.

(b)
The Financial Statements: (i) have been prepared from, and are in accordance with, the Books and Records of the Corporation; (ii) have been prepared in accordance with GAAP consistently applied during the periods covered thereby (except for the absence of footnotes and, in the case of any interim financial statements, normal and recurring year-end adjustments that are not expected to be material in amount or effect); and (iii) present fairly and accurately, in all material respects, the financial condition and results of operations of the Corporation, as of the dates thereof or for the periods covered thereby.

(c)	The Books and Records of the Corporation that were used as source documentation for the preparation of the Financial Statements and the Estimated Closing Statement

are true and correct in all material respects, reflect only actual and valid transactions and have been maintained in accordance with sound business practices and Applicable Law. The Corporation maintains a system of internal controls over accounting and financial reporting sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken to reconcile any differences. None of the Seller Parties or the Corporation has received any notice of fraud that involves any employee of the Corporation or that calls into question the effectiveness of the design and operation of each Corporation’s internal controls over accounting or financial reporting.

(d)
Except as set forth in Schedule 3.6(d), all Accounts Receivable reflected on the Books and Records of the Corporation have arisen from bona fide transactions in the Ordinary Course of Business, and are valid, genuine and fully collectible in the Ordinary Course of Business without resort to litigation or extraordinary collection activity, subject only to any reserve that may be included in the calculation of the Closing Working Capital Statement and are not subject to any discount, set-off, counterclaim or assignment.

Section 3.7	No Undisclosed Liabilities; Indebtedness and Liens

(a)
The Corporation does not have any liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, other than (i) Liabilities disclosed in Schedule 3.7(b), (ii) Liabilities disclosed in or accrued for on the Financial Statements or the Estimated Closing Statement or (iii) Liabilities similar in nature and amount to those disclosed in or accrued for on the Financial Statements or the Estimated Closing Statement that (1) have been incurred since February 28, 2017 in the Ordinary Course of Business, (2) are not, individually or in the aggregate, material to the Business and (3) are disclosed in or accrued for on the Estimated Closing Statement.

(b)
Except as set forth in Schedule 3.7(b): (i) the Corporation does not have any Indebtedness; (ii) the Corporation does not guarantee any Indebtedness of any Person; (iii) there are no Liens on the Purchased Shares; and (iv) there are no Liens (other than Permitted Liens) on the assets and properties of the Corporation. Schedule 3.7(b) sets forth a true, complete and correct list of (1) the holders of all Indebtedness of the Corporation and (2) the amount of the Indebtedness owed to each such holder.

Section 3.8	Absence of Certain Changes
Except as set forth in Schedule 3.8, since February 28, 2017 the Corporation has conducted the Business, only in the Ordinary Course of Business, and without limiting the generality of the foregoing there has not been:

(a)	any change, condition, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Corporation;

(b)	any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or the assets or properties of the Corporation; or

(c)
any material change in the practices, policies and procedures of the Corporation with respect to cash management, collection of receivables, establishment of reserves for uncollectible receivables, prepayment of expenses, payment of payables and accrual of other expenses.

Section 3.9	Material Contracts

(a)	Except as set forth in Schedule 3.9(a), the Corporation is not a party to or otherwise bound by any of the following Contracts (collectively, the “Material Contracts”):

(i)	lease, agreement to lease or agreement in the nature of a lease, whether as lessor or lessee, and whether in respect of real property or personal property;

(ii)
any Contract for the purchase of materials, supplies or services which requires payment of more than $50,000, except for purchases of inventory in the Ordinary Course of Business, consistent with past practice;

(iii)	any Contract with any Customer providing for the payment of a fee by such Customer for the performance of services by the Corporation outside the Ordinary Course of Business;

(iv)	any Contract relating to the sharing of commissions or fees, the rebating of charges or other similar arrangement;

(v)	any Contract granting any Person “most favored nation” status or “exclusivity” or similar rights;

(vi)
any Contract with (A) any Governmental Authority, (B) any prime contractor or grantee of a Governmental Authority in its capacity as prime contractor or grantee or (C) any subcontractor at any tier with respect to any Contract of a type described in the foregoing clause (A) or (B);

(vii)	any Contract for any partnership, joint venture, strategic alliance or other similar arrangement;

(viii)	any Contract providing for the settlement of any material claim against the Corporation pursuant to which such Corporation has any existing material obligations;

(ix)
any Contract relating to the acquisition or divestiture of any business (whether by merger, sale of equity, sale of assets or otherwise), including any Contract pursuant to which the Corporation is, or may become, obligated to pay any amount in respect of an “earn-out” or other form of deferred or contingent consideration;

(x)
any Contract granting any Person (other than the Corporation) a right of first refusal, right of first offer or similar right to purchase or acquire any of the equity interests, assets, properties or business of the Corporation;

(xi)	any Contract requiring the Corporation to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;

(xii)
any Contract (A) relating to the incurrence, assumption or guarantee of any Indebtedness (including all loan agreements, notes, bonds, debentures, indentures or guarantees) or (B) creating or granting a Lien on the Purchased Shares or any assets or properties of the Corporation;

(xiii)
any Contract with any Business Personnel concerning deferred compensation agreements, severance agreements, non-solicitation or non-competition agreements, or change of control agreements but shall not include any Contract with any Business Personnel that is terminable upon reasonable working notice or pay in lieu thereof under Applicable Law;

(xiv)
any Contract between the Corporation, on the one hand, and any of the Seller Parties, any Affiliate of any of the Seller Parties or any director, manager or officer of the Corporation, on the other hand (other than any Contracts covered by clause (xiii) above);

(xv)
any license, sublicense or royalty agreement relating to any Intellectual Property Rights, other than standard end-user license agreements relating to any “shrink wrap,” “click wrap” or “off the shelf” software that is generally commercially available;

(xvi)
any Contract that limits or purports to limit the ability of the Corporation (A) to engage in any line of business, (B) to compete with any Person, (C) to operate in any geographic area, (D) to solicit or accept business from the clients or prospective clients of any Person or (E) to solicit for employment or hire any Person;

(xvii)	any Contract pursuant to which the Corporation has agreed to settle, release, compromise or waive any material rights, claims, obligations, duties or liabilities; or

(xviii)	any other Contract which is material to the operation of the Business.

(b)
The Sellers Parties have made available to the Purchaser a true, complete and correct copy of each Material Contract set forth in Section 3.9(a) made in writing, along with accurate written descriptions in all material respects of each such Material Contract made orally, including all amendments thereto.

(c)
Except as set forth in Schedule 3.9(c), each Material Contract (i) is a legal, valid and binding obligation of the Corporation (ii) to the Knowledge of the Seller Parties, is a legal valid and binding obligation of the other parties to the Material Contract (iii) is in full force and effect in accordance with its terms and (iv) upon consummation of the Transaction, will continue in full force and effect without penalty or other adverse consequence, subject to obtaining the consents and approvals, giving the notices or taking the other actions referred to in Schedule 3.3(b). Neither the Corporation, nor the Seller Parties or, to the Knowledge of the Seller Parties, any other party to any Material Contract is in breach of or default under in any material respect, or has provided or received any written notice alleging any breach of or default under in any material respect, any Material Contract. To the Knowledge of the Seller Parties, no event has occurred that (with or without the lapse of time, the giving of notice or both) would constitute a material breach of or default under any Material Contract by the Corporation or, to the Knowledge of the Seller Parties, by any other party thereto. None of the counterparties to any Material Contract has notified any Seller Party or the Corporation that it intends to terminate, cancel or not renew any such Material Contract.

Section 3.10	Legal Proceedings

(a)
Except as set forth in Schedule 3.10(a), there is no Action pending or, to the Knowledge of the Seller Parties, threatened against or affecting the Corporation or any of its assets or properties, and true, complete and correct copies of all pleadings, correspondence and other documents relating to each Action disclosed therein have been made available to the Purchaser.

(b)
Neither the Corporation nor any of the Seller Parties is subject to or otherwise bound by any order, injunction, judgment, settlement or decree that prohibits or limits in any material respect the conduct of the Business.

Section 3.11	Compliance with Applicable Laws

(a)	The Corporation currently conducts, and has conducted, the Business in compliance in all material respects with all Applicable Laws.

(b)
Without limiting the generality of Section 3.11(a), the Corporation currently conducts, and has conducted, the Business in compliance in all material respects with all applicable anti-corruption or anti-bribery laws, including the Corruption of Foreign Public Officials Act (Canada) and the United States Foreign Corrupt Practices Act of 1977, as amended. The Corporation maintains and is in compliance in all material respects with policies, procedures and internal controls reasonably designed to detect and prevent corruption and to ensure compliance with all applicable anti-corruption or anti-bribery laws. Neither the Corporation, the Seller Parties or, to the Knowledge of the Seller Parties, any director, officer, employee, agent or representative acting for or on behalf of the Corporation, in the course of its, his or her actions for or on behalf of the Corporation, (i) directly or indirectly has used or is using any funds of the Corporation for any unlawful contribution, gift, entertainment or other payment relating to political activity; (ii) has used or is using any funds of the Corporation to make any direct or indirect unlawful payment to any foreign or domestic Government Official, or (iii) has made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic Government Official, in either case for the purpose of inducing a government official or employee to do any act or make any decision in his, her or its official capacity (including a decision to fail to perform his or her or its official function) or use his, her or its influence with a Governmental Authority in order to affect any act or decision of such Governmental Authority for the purpose of assisting any Person to obtain or retain any business, or to facilitate the Business in its efforts to transact business or for any other improper purpose.

(c)
Without limiting the generality of Section 3.11(a), the operations of the Corporation have been conducted in compliance with financial record-keeping and reporting requirements of Applicable Laws relating to money laundering including with respect to the Corporation, the Proceeds of Crime (Money Laundering and Terrorism Financing) Act (Canada).

(d)
Neither the Seller Parties nor, to the Knowledge of the Seller Parties, the Corporation has received any notice or other communication from any Governmental Authority or other Person alleging or relating to any material violation of or failure to comply with any Applicable Law. To the Knowledge of the Seller Parties, the Corporation nor any of the Seller Parties is under investigation or review by any Governmental Authority or other with respect to, or has been threatened to be charged with, any material violation of any Applicable Law.

Section 3.12	Licenses
The Corporation holds or possesses, and is in compliance with and has timely sought the renewal of, all Licenses required for the lawful conduct of the Business as currently conducted (the “Required Licenses”), except for any failure to hold or possess any License or any non-compliance or non-renewal that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Corporation. Schedule 3.12 sets forth a true, complete and correct list of each Required License, including the type of license, the license number, the jurisdiction issuing such license and the expiration date of such license. Except as set forth in Schedule 3.12: (a) each Required License is valid and in full force and effect; (b) neither the Corporation nor, to the Knowledge of the Seller Parties, any Business Personnel has received any written notice or other communication alleging, or is in, any material breach of or default under any Required License; (c) to the Knowledge of the Seller Parties, no Required License will be terminated or impaired solely as a result of the Transaction; and (d) no Actions are pending or, to the Knowledge of the Seller Parties, threatened that if determined or resolved adversely would result in the revocation, cancellation, suspension or adverse modification of any Required License.

Section 3.13	Title to and Sufficiency of Assets

(a)
The Corporation has good, valid and marketable title to, or in the case of leased assets and properties a valid leasehold interest in, all of the assets and properties owned or leased by the Corporation, free and clear of any and all Liens other than Permitted Liens. There is no Contract granting any Person (including any Business Personnel) or recognizing with respect to any Person any ownership or vesting right in, or any right of first refusal, right of first offer or other preferential right to purchase, assets or properties of the Corporation (including any book of business) or any portion thereof or interest therein other than in the Ordinary Course.

(b)
The assets and properties of the Corporation constitute all of the assets and properties of the Business as currently conducted. All material tangible personal property used or held for use in the operation or conduct of the Business as currently conducted has been reasonably maintained in accordance with good business practice, reasonable wear and tear excepted.

Section 3.14	Inventory
The Inventory is saleable. For purposes hereof, inventory is “saleable” only if it is in the physical condition to be sold to customers in the Ordinary Course of the Business at normal profit margins and in accordance with industry standards, Applicable Laws and governmental regulations. The Inventory levels maintained by the Corporation in respect of the Business have been maintained at levels sufficient for the continuation of the Business in the Ordinary Course. Except for inventory in transit, all Inventory is located on the Owned Real Property or the Leased Real Property.

Section 3.15	Customers; Operational Matters
Except as set forth in Schedule 3.15, (i) neither the Corporation nor the Seller Parties are engaged in any material dispute with any Customer, and (ii) to the Knowledge of the Seller, neither the Corporation nor the Seller Parties has received any written or verbal notice, that any Customer of the Business (A) has cancelled or not renewed, or intends to cancel or not renew, any Contract for products sold or services provided by the Corporation, (B) has terminated or otherwise materially adversely changed, or intends to terminate or otherwise materially adversely change, its business relationship with the Corporation, in each case whether as a result of the Transaction or otherwise or (iii) to the Knowledge of the Seller Parties, no Customer that is indebted to, or has any other obligation of any kind or nature whatsoever pursuant to a Contract, to the Corporation has become insolvent or subject to a bankruptcy proceeding.

Section 3.16	Owned Real Property
Schedule 3.16 sets out the legal and municipal descriptions of the real property that is owned by the Corporation (the “Owned Real Property”). In addition:

(a)
the conduct of the Business, and the existing ownership, use, maintenance and operation of the Owned Real Property materially comply, with all Applicable Law, including all Environmental Law, and with all covenants, restrictions, rights or easements registered against title to the Owned Real Property;

(b)
the Corporation has not received any written notice of any currently outstanding orders, requirements or directions of Governmental Authority requiring any work, or capital expenditures, with respect to the Owned Real Property, and to the Knowledge of the Seller Parties, no such orders, requirements or directions are pending or threatened;

(c)
to the Knowledge of the Seller Parties, there are no buildings, fixtures or improvements on any adjoining lands, whether public or private, that encroach on the Owned Real Property. All Plant and Buildings are located wholly within the boundaries of the Owned Real Property and comply with all Applicable Law and all covenants, restrictions, rights and easements registered against the title to the Owned Real Property;

(d)	to the Knowledge of the Seller Parties, there are no outstanding development charges or development permit applications pertaining to the Owned Real Property;

(e)	the Owned Real Property is serviced by all applicable public and private utilities services which have adequate capacity for the normal operation of the Business;

(f)
no part of the Owned Real Property has been condemned, taken or expropriated by any Governmental Authority, nor to the Knowledge of the Seller Parties, has any notice or proceeding in respect thereof been given or commenced;

(g)	the Owned Real Property has adequate rights of access to and from public streets or highways for the normal operation of the Business;

(h)	to the Knowledge of the Seller Parties, there are no material defects in the design, construction or structure of the Plants and Buildings;

(i)
all amounts for labour or material supplied to or on behalf of the Corporation relating to the construction, alteration or repair of the Plants and Buildings or Owned Real Property have been paid in full and no one has filed, nor to the Knowledge of the Seller Parties has a right to file, any builders’, mechanics’ or similar liens in respect thereof;

(j)
the Corporation has received no notice from any Governmental Authority concerning, and the Sellers have no Knowledge of: (i) the possible widening of streets abutting the Owned Real Property; or (ii) any change in the applicable planning by-laws (including zoning classifications) concerning the Owned Real Property;

(k)
the Corporation has received no written notice from, or on behalf of, any existing insurance carriers that any currently outstanding alterations in the improvements on the Owned Real Property are required; and

(l)	the Corporation has had no boundary or water drainage disputes with the owner of any property adjacent to the Owned Real Property, nor are there currently any such disputes;

Section 3.17	Leased Real Property

(a)
Schedule 3.17 sets forth a true, complete and correct list of all real property leased or subleased by the Corporation (the “Leased Real Property”), including the following information with respect to each real estate lease in effect for each Leased Real Property: (i) the name of the landlord; (ii) the address of such Leased Real Property; (iii) the expiration date of such lease; (iv) the amount of the monthly rental payment payable under such lease; and (v) the amount of any security deposit under such lease.

(b)	There are no Contracts to which the Corporation is a party granting to any third party the right of use or occupancy of any portion of any Leased Real Property.

(c)
The Corporation has paid timely all rents and other amounts due, and is in compliance in all material respects with its other obligations, under the leases for the Leased Real Property. To the Knowledge of the Seller Parties: (i) there are no material structural, physical or mechanical defects or other material adverse physical conditions affecting any Leased Real Property; (ii) all building systems and improvements to, or which constitute a portion of, the Leased Real Property are in good operating condition and repair, ordinary wear and tear excepted; and (iii) neither the whole nor any material part of the Leased Real Property is subject to any pending or threatened suit for expropriation or other taking by any Governmental Authority.

(d)
The conduct of the Business in, and the use, maintenance and operation of the Leased Real Property by the Corporation, and does materially comply, with all Applicable Law, including all Environmental Law.

(e)	Except as described in Schedule 3.17, the Corporation occupies, and has the exclusive right to occupy and use, the Leased Real Property.

(f)
Each of the leases in respect of the Leased Real Property is in good standing and in full force and effect, and neither the Corporation nor, to the Knowledge of the Seller Parties, any other party thereto is in breach of any covenants or conditions contained therein.

(g)	A true and complete copy of each lease in respect of the Leased Real Property and all amendments thereto have been provided to the Purchaser.

Section 3.18	Intellectual Property; Confidential Information

(a)
Except as set out in Schedule 3.18(a), the Corporation owns all right, title and interest in and to, or is licensed or otherwise possess legally enforceable rights to use, all Intellectual Property Rights used in or necessary for the conduct of the Business, including those identified in Schedule 3.18(a) (collectively, the “Business Intellectual Property”), in each case free and clear of all Liens other than Permitted Liens. The Business Intellectual Property is sufficient for the Corporation to carry on the Business from and after the Closing Date in all material respects as currently conducted. Provided however, this Section 3.18(a), shall not extend in any way to any matter that relates to or is equivalent to infringement or violation of Intellectual Property Rights of any third party, which matters are addressed in Section 3.18(b). Except as set forth in Schedule 3.18(a), none of the owned Business Intellectual Property has been registered or is the subject of an application for registration with any Governmental Authority. The Corporation has granted any license or other right to any third party with respect to the Business Intellectual Property except in the Ordinary Course of Business of the Corporation. Any licensed Business Intellectual Property is in good standing and the consummation of the Transaction will not result in the termination or impairment of any Business Intellectual Property.

(b)
Except as set forth in Schedule 3.18(b): (i) to the Knowledge of the Seller Parties, neither the conduct of the Business nor the use of the Business Intellectual Property, infringes, misappropriates or otherwise violates any Intellectual Property Rights of any third party; (ii) the Corporation has not received any notices of pending Action, and to the Knowledge of the Seller Parties, none have been threatened, alleging that the conduct of the Business or the use of the Business Intellectual Property, infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party; and (iii) to the Knowledge of the Seller Parties, no third party (including any current or former Business Personnel) infringes, misappropriates or otherwise violates any owned or licensed Business Intellectual Property.

(c)
Except as set forth in Schedule 3.18(b) no third party software is incorporated or embedded into, integrated with or otherwise a part of the Business Intellectual Property, excluding “shrink wrap,” “click-wrap,” “off the shelf” software or software that is otherwise generally commercially available.

(d)
Each Person who is or was an employee or independent contractor of the Corporation or was engaged by the Corporation through a third party agency or who otherwise is or was involved in the creation or development of any material Business Intellectual Property has assigned or agreed to assign all of such Person’s right, title and interest in and to such Business Intellectual Property arising out of such Person’s employment by, engagement by or contract with the Corporation and to irrevocably waive all moral rights or other similar rights such Person may have in such Business Intellectual Property.

(e)	The IT Systems used by the Corporation in the conduct of the Business: (i) is sufficient for the conduct of the Business as currently conducted; (ii) are in good working condition, ordinary wear and tear excepted, to effectively perform all computing, information technology and data processing operations necessary for the conduct of the Business; (iii) to the Knowledge of the Seller Parties, are free of any viruses, worms, trojan horses, defects or bugs; and (iv) are in compliance in all material respects with all Applicable Laws. To the Knowledge of the Seller Parties, no unauthorized Person has breached or accessed the IT Systems.

(f)
The Corporation maintains appropriate, commercially reasonable technical and organizational measures, internal controls and data security routines to protect its respective IT Systems against accidental loss or change, unauthorized disclosure or access, or accidental or unlawful destruction. All such measures, controls and routines shall, at minimum, comply with industry standards in Canada.

(g)
The Corporation has taken commercially reasonable steps and maintains reasonable precautions to protect and maintain the confidentiality and value of, and to enforce its rights in, the Confidential Information. To the Knowledge of the Seller Parties, there has not been any breach of confidentiality obligations with respect to, or unauthorized use or disclosure of, the Confidential Information.

(h)
The Corporation maintains a plan with respect to disaster recovery activities that is consistent with industry standards respecting the restoration of the technology and data of the Corporation on the occurrence of any disaster, act of God, act of war or hostilities or other force majeure event.

Section 3.19	Tax Matters
Except as set forth in Schedule 3.19:

(a)
The Corporation has complied in all material respects with all Applicable Laws relating to Taxes. The Corporation has timely filed with the appropriate Governmental Authorities all Tax Returns required to be filed by it on or before the Closing Date. All such Tax Returns are true, complete and correct in all material respects and disclose all Taxes required to be paid by the Corporation.

(b)
All Taxes of the Corporation due and payable with respect to Pre-Closing Periods (whether or not reflected on any Tax Returns) have been timely paid in full, other than Taxes that are being contested in good faith and by appropriate proceedings for which adequate reserves have been recorded (in accordance with GAAP) on the Financial Statements. All Taxes of the Corporation not yet due and payable have been fully accrued on the books of the Corporation.

(c)
The Corporation has timely collected or withheld, and timely paid to the appropriate taxing authorities, all Taxes required to have been collected or withheld from amounts owing to Business Personnel, creditors, shareholders, non-residents and other Persons for all periods under Applicable Laws and such amounts have been timely paid to the relevant Tax Authority.

(d)
There is no Tax Contest pending or, to the Knowledge of the Seller Parties, threatened against the Corporation. There are no Liens for Taxes on any of the assets or properties of the Corporation, other than Permitted Liens.

(e)
The Corporation does not have (i) any liability for the Taxes of any other Person, (ii) is not nor has ever been a member of an affiliated group or (iii) is not nor or has ever been a party to or otherwise bound by any Tax sharing, allocation or indemnification agreement.

(f)
The Corporation has not waived or extended or been requested to waive or extend any statute of limitations with respect to the assessment or collection of any Taxes due from or with respect to the Corporation, which waiver or extension is currently in effect.

(g)	No power of attorney with respect to any Taxes has been executed or filed with any Governmental Authority by or on behalf of the Corporation and is currently in effect.

(h)
The Corporation has not received any notice or inquiry from any Governmental Authority in any jurisdiction where such Person does not currently file Tax Returns to the effect that such Person is or may be subject to taxation in such jurisdiction. the Corporation does not engage in (or has ever engaged in) a trade or business in any country outside Canada.

(i)
The Seller Parties have made available to the Purchaser true, complete and correct copies of (i) all Tax Returns of the Corporation relating to Taxes for all taxable periods for which the applicable statute of limitations has not expired and (ii) all private letter rulings, revenue agent reports, information documents requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, and any similar documents, submitted by, received by or agreed by or on behalf of the Corporation or, to the extent related to the income, business, assets, operations, activities or status of the Corporation or and relating to Taxes for all taxable periods for which the statute of limitations has not expired.

(j)
The Corporation does not have any contractual obligation to pay the amount of any Tax benefits or Tax refunds (or an amount determined by reference thereto) realized or received by the Corporation to any former shareholder(s) or other Person(s).

(k)
Since February 28, 2017, the Corporation has not (i) incurred any Taxes outside the Ordinary Course of Business, (ii) changed a method of accounting, (iii) entered into any agreement with any Governmental Authority with respect to Taxes, (iv) surrendered any right to a Tax refund, or (v) made, changed or revoked any election with respect to Taxes.

(l)
the Corporation has not made a request for a private letter ruling, request for technical advice, request for a change of any method of accounting, or any other similar request that is in progress or pending with any Governmental Authority with respect to Taxes.

(m)
the Corporation is not subject to a Tax holiday or Tax incentive or grant in any jurisdiction that will terminate (or be subject to a clawback or recapture) as a result of any transaction contemplated by this Agreement.

(n)	the Corporation has not claimed a deduction with respect to an outlay or expense that, to the Knowledge of the Seller Parties, may be considered unreasonable under the circumstances.

(o)
the Corporation will not be required to include in any taxable period ending after the Closing Date any taxable income attributable to income that accrued (or cash that was received), but was not recognized, in a Pre-Closing Period as a result of a reserve, an agreement with any Governmental Authority, the instalment method of accounting, prepaid amounts or advance payments, the cash method of accounting, a change in the method of accounting, any comparable provision of local, state or foreign Tax Law, or for any other reason.

(p)
There are no circumstances which exist and are expected to result in, or have existed and resulted in, the application of any of Sections 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the Tax legislation of any province, state or any other jurisdiction, to the Corporation at any time up to and including the Closing Date in respect of any transaction entered into prior to the Closing.

(q)	The Corporation has not made a loan or advance to a Person that is a non-resident of Canada the principal amount of which has been, or remains, outstanding for more than twelve months.

(r)
No amount in respect of any outlay or expense that is deductible in computing the income of the Corporation for the purposes of the Tax Act has been owing by the Corporation for longer than two years to a Person with whom it was not dealing at arm’s length (for the purposes of the Tax Act) at the time the outlay or expense was made or incurred.

(s)	The Corporation is not a “financial institution” or a “specified financial institution” for the purposes of the Tax Act.

(t)
The Corporation will not become liable to Tax under Parts III or III.1 of the Tax Act (or under an equivalent provision in the Tax legislation or any other domestic or foreign jurisdiction) as a result of any dividend declared prior to the Closing Date.

(u)
The Corporation has no deferred obligations or liabilities under any section of the Excise Tax Act (Canada). The Corporation has not made a supply of property or service to a Person with whom the Corporation was not dealing at arm’s length for proceeds below the fair market value thereof. All GST required to be collected by the Corporation has been collected and all GST amounts required to be remitted to the Receiver General for Canada have been remitted.

(v)	The following information in respect of the Corporation is set out in Schedule 3.19(v):

(i)	the paid up capital of all issued and outstanding shares in the capital of the Corporation;

(ii)	all non-capital losses of the Corporation;

(iii)	all net capital losses of the Corporation;

(iv)	the amount of all investment tax credits available to the Corporation;

(v)	the adjusted cost base of the Corporation’s capital properties;

(vi)	the cost of the Corporation’s depreciable properties, the capital cost allowance taken in respect of each class of such properties and the undepreciated capital cost of each class of such properties;

(vii)	the amount of the Corporation’s capital dividend account;

(viii)	the amount of the Corporation’s cumulative eligible capital account; and

(ix)	the amount of the Corporation’s refundable dividend tax on hand.

Section 3.20	Environmental Matters
The Corporation and its operations have been and are in compliance in all material respects with all applicable Environmental Laws. The Corporation has obtained, and is in compliance in all material respects with, all Required Licenses required under applicable Environmental Laws in connection with the operation of the Business. To the Knowledge of the Seller Parties, there is no Remedial Action pending or threatened against the Corporation. To the Knowledge of the Seller Parties, there has not been any release of any Hazardous Materials on, upon, into or from any site leased or otherwise used by the Corporation, otherwise than in accordance with, in all material respects, all applicable Environmental Laws.

Section 3.21	Business Personnel

(a)
Schedule 3.21(a) sets forth a true, complete and correct list of the following information with respect to each current Business Personnel: (i) name, (ii) title or position held, (iii) date of hire, (iv) total length of employment or service including any prior employment that would affect the calculation of years of service for any purpose, (v) classification as exempt or non-exempt, (vi) status as full- or part-time, (vii) current annual compensation (including base salary, commissions and deferred compensation), (viii) the accrued bonus, if any, as of the Closing Date, and (ix) accrued but unused vacation and other paid-time-off entitlements as of the Closing Date.

(b)
Each Business Personnel’s employment or engagement may be terminated at any time without advance notice by or liability to the Corporation other than notice required by or liabilities imposed under Applicable Law or Contract. None of the

Business Personnel is on a paid or unpaid medical, disability, family or other leave of absence, other than regularly scheduled vacation, and to the Knowledge of the Seller Parties where specified in Schedule 3.21(a). None of the Business Personnel has given notice of termination of his or her employment or engagement, or has indicated to the Corporation an intention to terminate his or her employment or engagement within the six-month period prior to the Closing Date an intention to terminate his or her employment agreement.

(c)
All salaries, wages, commissions, bonuses, vacation pay, withholdings, remittances and other Liabilities related to the employment or engagement of the Business Personnel that are due to be paid on or following the Closing Date in the Ordinary Course of Business in accordance with the payment practices of the Corporation will be fully paid as of the Closing Date and all amounts accruing due to same are reflected in the Books and Records. The Corporation is in material compliance with all Applicable Laws, rules, regulations and orders applicable to it relating to employment, including wages, hours, collective bargaining, employment standards, human rights, pay equity and workers’ compensation.

(d)
The Corporation has not, within the past two (2) years, received any “cease and desist letter” or similar communication alleging that any Business Personnel is performing any job duties or engaging in other activities on behalf of the Corporation that would violate any employment, non-competition, non-solicitation, non-disclosure or other similar agreement between such individual and any former employer or any Applicable Law.

(e)	All amounts due and payable by the Corporation to its employees and independent contractors have been paid in full.

Section 3.22	Labor Matters

(a)
The Corporation is in compliance in all material respects with all Applicable Laws regarding employment and employment practices, including the terms and conditions of employment, termination of employment, hiring practices and procedures, immigration and employment verification matters, workplace health and safety, workers’ compensation, human rights, wages and hours (including the calculation and payment of overtime compensation) and worker classification.

(b)
The Corporation has not received notice of any outstanding charges or complaints against it relating to unfair labour practices or discrimination or under any Applicable Law relating to the Business Personnel and to the Knowledge of the Seller Parties there are no investigations, complaints, proceedings or audits being conducted with respect to any Business Personnel of the Corporation.

(c)
The Corporation is not a party to or otherwise bound by any collective bargaining agreement or other agreement with a labor union or equivalent organization, and to the Knowledge of the Seller Parties, there is no organizational campaign or other effort to cause a labor union or equivalent organization to be recognized or certified as a representative on behalf of the Business Personnel in dealing with the Corporation. There is no pending or, to the Knowledge of the Seller Parties, threatened labor strike, labor dispute or work stoppage involving the Business Personnel.

Section 3.23	Employee Benefit Matters

(a)
Schedule 3.23(a) sets forth a true, complete and correct list of the Corporation Employee Benefit Plan. With respect to the Employee Benefit Plan, the Seller Parties have made available to the Purchaser true, complete and correct copies of the following documents, to the extent applicable: (i) the current plan document, including all amendments thereto, or in the case of unwritten Employee Benefit Plans written descriptions thereof; (ii) any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and investment management or advisory agreements currently in effect; (iii) the most recent summary plan description and summary of material modifications thereto; (iv) the most recent financial statements and/or actuarial valuation report; and (v) all material correspondence within the past three (3) years with any Governmental Authority regarding the operation or administration of any Employee Benefit Plan.

(b)
Each Employee Benefit Plan has been established, maintained, administered and funded in compliance with, and currently complies in all material respects with, its terms and all Applicable Laws in all material respects, and there has not been any notice issued by any Governmental Authority questioning or challenging such compliance. The Corporation has timely made all required contributions, distributions, reimbursements and premium payments required under or with respect to each Employee Benefit Plan.

(c)
The Corporation does not currently sponsor, maintain, contribute to or has any liability under, nor has the Corporation ever sponsored, maintained, contributed to or incurred any liability under, a “registered pension plan”, a “retirement compensation arrangement” or a “deferred profit sharing plan”, each as defined under the Tax Act, a “pension plan” as defined under applicable pension benefits standards legislation, or any other plan organized and administered to provide pensions for employees.

(d)
No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan that would subject the Corporation, the Purchaser or any of their Affiliates to any material fine, penalty, tax or other material Liability imposed under any Applicable Law.

(e)
No Employee Benefit Plan covers any individual who is not: (i) an eligible employee of the Corporation; (ii) an eligible former employee of the Corporation; or (iii) an eligible spouse or dependent of any person covered by the foregoing clause (i) or (ii).

(f)
There are no Actions (including any audit or investigation by any Governmental Authority) pending or, to the Knowledge of the Seller Parties, threatened involving any Employee Benefit Plan or the assets thereof, other than routine claims for benefits payable in the Ordinary Course of Business.

(g)	To the Knowledge of the Seller Parties, no fiduciary has any Liability for breach of fiduciary duty in connection with the administration or investment of the assets of any Employee Benefit Plan.

(h)	No Employee Benefit Plan is operated, or subject to the laws of any jurisdiction, outside Canada.

(i)	Except as may be required by any Applicable Law, no Employee Benefit Plan provides benefits or coverage following retirement or other termination of employment from the Corporation.

(j)
Except as disclosed in Schedule 3.23(l), the consummation of the Transaction will not (either alone or in combination with any other event): (i) result in or increase the amount of any payment, compensation or benefit becoming due to any current or former director, officer, employee or independent contractor of the Corporation; (ii) result in or increase the amount of any severance payment upon any termination of employment after the date hereof; or (iii) result in the acceleration of the time of payment, vesting or funding of any compensation or benefits.

Section 3.24	Insurance Matters

(a)
Schedule 3.24(a) sets forth a true, complete and correct list (including the name of the insurer, the policy number, the type of coverage, the self-insured retention amount, the policy limit and the policy expiration date) of, and the Seller Parties have made available to the Purchaser true, complete and correct copies of, all insurance policies and fidelity bonds maintained by the Corporation.

(b)
Except as set forth in Schedule 3.24(b): (i) all such insurance policies and fidelity bonds are valid, binding and in full force and effect; (ii) the Corporation has complied in all material respects with the terms and conditions thereof (including the timely payment of all premiums and giving of all notices due thereunder); (iii) there has not been and is not currently pending any claim under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds; (iv) the Corporation has not received any notice of cancellation, threatened termination or material premium increase with respect to any of such policies or bonds; and (v) such policies and bonds are sufficient for compliance with all requirements of Applicable Law and all Material Contracts that require particular levels of insurance coverage.

Section 3.25	Related Party Transactions
Except as set forth in Schedule 3.25, the Corporation does not lease any assets or properties from, owes any amounts to, is a party to a Contract relating to the Business, or uses or holds for use in the Business any assets or properties of, any of the Seller Parties, any member of the Seller Parties’ families or any other Person affiliated with any of the Seller Parties or members of the Seller Parties’ families.

Section 3.26	Bank Accounts; Powers of Attorney; Directors and Officers
Schedule 3.26 sets forth a true, complete and correct list of (a) all bank accounts and safe deposit boxes of the Corporation and all persons authorized to sign or otherwise act with respect thereto as of the date hereof; (b) all persons holding a general or special power of attorney granted by the Corporation and a true, complete and correct copy thereof; and (c) all directors and officers of the Corporation.

Section 3.27	Privacy Laws
The Corporation has complied in all material respects at all times with all Privacy Laws in connection with its collection, use and disclosure of Personal Information. Except as otherwise permitted under Privacy Laws in all material respects, Personal Information in the Corporation’s custody and control has been collected, used and disclosed with the consent of each individual to whom such Personal Information relates and has been used only for the purposes for which it was initially collected. the Corporation has not been the subject of any complaints concerning their collection, use and disclosure of Personal Information. During the period leading up to and including the completion, if any, of the Transaction, the Corporation has collected, used and disclosed Personal Information only for purposes that relate to the Transaction and only such Personal Information as is necessary to determine whether to proceed with the Transaction.

Section 3.28	Competition Matters; Bankruptcy and Insolvency

(a)
The Corporation: (i) has assets in Canada the aggregate book value of which was less than $88 million as at the end of its most recently completed fiscal year, and (ii) generated from those assets gross revenues from sales in or from Canada of less than $88 million during that period, determined in each case as prescribed by the Competition Act (Canada).

(b)
The Corporation: (i) is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) or similar applicable legislation in any other domestic or foreign jurisdiction, (ii) has not made an assignment in favour of its creditors or a proposal in bankruptcy its creditors or any class thereof or had any petition for a receiving order presented in respect of it, or (iii) has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver has been appointed in respect of the Corporation or any of its property or assets and no execution or distress has been levied upon any of its property or assets. No act or proceeding has been taken or authorized by or against the Corporation with respect to any amalgamation, merger, consolidation, arrangement or reorganization.

Section 3.29	No Broker
No broker, finder, investment banker or other intermediary is entitled or has claimed to be entitled to any fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Corporation or any of the Seller Parties.
Article 4
Representations and Warranties of the Seller Parties
Regarding the Seller Parties
As an inducement to the Purchaser to enter into this Agreement and to consummate the Transaction, each Seller Group hereby represents and warrants to the Purchaser as follows; provided, however, that such representations and warranties are being given severally and not jointly by each Seller Group solely with respect to the parties forming part of such Seller Group and not with respect to the other Seller Group:

Section 4.1	Authorization; Enforceability

(a)
Each Seller Party has the requisite power or legal capacity, as applicable, and authority to execute and deliver this Agreement and each Ancillary Agreement to which such Seller Party is a party, to perform his, her or its obligations hereunder and thereunder and to consummate the Transaction.

(b)
This Agreement and each Ancillary Agreement has been duly and validly executed and delivered by the applicable Seller Party, and (assuming due authorization, execution and delivery by the Purchaser and the other parties hereto) this Agreement, and each Ancillary Agreement applicable to such Seller Party, (assuming due authorization, execution and delivery by the other parties thereto), constitutes a legal, valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with their respective terms, except as enforceability may be limited (i) by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or (ii) by general principles of equity.

Section 4.2	No Conflicts; Required Consents

(a)
The execution, delivery and performance by each Seller Party of this Agreement and each Ancillary Agreement to which such Seller Party is a party do not, and the consummation by such Seller Party of the Transaction will not, (i) conflict with, violate or result in a breach of any provision of its Organizational Documents, as applicable; (ii) conflict with, violate or result in a breach of any Applicable Law binding upon or applicable to such Seller Party or any of his, her or its assets or properties; (iii) require any consent of, notice to or other action by any Person under, conflict with, violate or result in a breach of the terms, conditions or provisions of, constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or give rise to any rights of acceleration, amendment, termination or cancellation or to a loss of any rights under, any Contract or License to which such Seller Party is a party or by which such Seller Party or any of his, her or its assets or properties is bound, other than, in the case of this clause (iii) above, any such items that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Seller Party’s ability to timely perform his, her or its obligations hereunder or to timely consummate the Transaction; or (iv) result in the creation or imposition of any Lien upon the Purchased Shares, any assets or properties of the Corporation.

(b)
No consent, approval or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or any other Person is required to be obtained, made or given by any Seller Party as a result of or in connection with such Seller Party’s execution, delivery and performance of this Agreement or consummation of the Transaction, other than any items the failure of which to obtain, make or give would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Seller Party’s ability to timely perform his, her or its obligations hereunder or to timely consummate the Transaction.

Section 4.3	Ownership of the Shares; Capitalization and Control of the Sellers
The Sellers are the legal and beneficial owners of, and have good and valid title to, the number of Purchased Shares set forth opposite his, her or its name on Schedule 4.3, free and clear of any and all Liens other than restrictions on transfer imposed under applicable securities laws. Except for the Purchased Shares, none of the Seller Parties holds any other equity interests or rights to acquire equity interests in the Corporation. Other than the USA, none of the Seller Parties are party to or otherwise bound by any Contract that limits or restricts such Seller’s right to transfer its Purchased Shares to the Purchaser pursuant to this Agreement. Subject to the terms of this Agreement, at the Closing each Seller will transfer and deliver to the Purchaser good and valid title to such Seller’s Purchased Shares, free and clear of any and all Liens other than restrictions on transfer imposed under any applicable securities laws.

Section 4.4	Legal Proceedings
There is no Action pending or, to the Knowledge of the Seller Parties, threatened against or affecting any Seller Party that, if determined or resolved adversely to such Seller Party, would have a material adverse effect on such Seller Party’s ability to timely perform his, her or its obligations hereunder or to timely consummate the Transaction.

Section 4.5	Residency
None of the Seller Parties is a non-resident of Canada for the purposes of the Tax Act.
Article 5
Representations and Warranties of the Purchaser
As an inducement to the Seller Parties to enter into this Agreement and to consummate the Transaction, the Purchaser hereby represents and warrants to the Seller Parties as follows:

Section 5.1	Organization
The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

Section 5.2	Authorization; Enforceability

(a)
The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party and the consummation by the Purchaser of the Transaction are within the Purchaser’s corporate powers and have been duly authorized and approved by all necessary corporate action on the part of the Purchaser.

(b)
This Agreement, and each Ancillary Agreement has been duly and validly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller Parties) this Agreement and each such Ancillary Agreement (assuming due authorization, execution and delivery by the other parties thereto) constitutes, a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as enforceability may be limited (i) by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or (ii) by general principles of equity.

Section 5.3	No Conflicts; Required Consents

(a)
Except as provided in Schedule 5.3(a), the execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party do not, and the consummation by the Purchaser of the Transaction will not, (i) conflict with, violate or result in a breach of any provision of the Purchaser’s Organizational Documents, (ii) conflict with, violate or result in a breach of any Applicable Law binding upon or applicable to the Purchaser, or (iii) require any consent of, notice to or other action by any Person under, conflict with, violate, result in a breach of the terms, conditions or provisions of, constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or give rise to any rights of acceleration, amendment, termination or cancellation or to a loss of any rights under, any material Contract to which the Purchaser is a party or by which the Purchaser or any of its material assets or properties are bound, other than, in the case of clause (ii) or (iii) above, any such items that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s ability to timely perform its obligations hereunder or to timely consummate the Transaction.

(b)
Except as provided in Schedule 5.3(a), no consent, approval or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or any other Person is required to be obtained, made or given by the Purchaser as a result of or in connection with its execution, delivery and performance of this Agreement or its consummation of the Transaction, other than any items the failure of which to obtain, make or give would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’ ability to timely perform its obligations hereunder or to timely consummate the Transaction.

Section 5.4	Investment Canada Status
The Purchaser is a “WTO Investor” within the meaning of the Investment Canada Act.

Section 5.5	Privacy Laws
During the period leading up to and including the completion, if any, of the Transaction, the Purchaser has collected, used and disclosed Personal Information only for purposes that relate to the Transaction and only such Personal Information as is necessary to determine whether to proceed with the Transaction.

Article 6
Seller Parties’ Covenants

Section 6.1	Employee Matters
Each of Kurt Mario, Doug Drury, Brent West, Greg Pek and John Sauer shall execute an Employment Agreement on Closing. Nothing herein shall create any obligation on the part of the Purchaser to continue the employment of any such Business Personnel executing an Employment Agreement for any fixed period of time following the Closing.

Section 6.2	Tax Returns

(a)	Preparation and Filing of Tax Returns.

(i)
The Seller Parties shall, at the Seller Parties’ sole cost and expense, prepare and timely file, or cause the Corporation to prepare and timely file, as required by and in order to comply with all Applicable Laws, all Tax Returns of the Corporation (after taking into account all appropriate extensions) for any period which ends on or before the Closing Date and for which Tax Returns have not been filed as of such date, which Tax Returns shall be prepared in accordance with existing procedures, practices and accounting methods of the Corporation. Tax Returns required to be prepared by the Sellers for periods ending on or before the Closing Date shall be submitted in draft form to the Purchaser at least forty five (45) days before the date on which such Tax Returns are required by law to be filed with the relevant Taxing Authority. The Purchaser shall have the right to review such filings and to make changes to any such Tax Return by communicating such changes in writing to the Sellers at least fifteen (15) days before the date on which such Tax Return is required by law to be filed with the relevant Tax Authority, provided always that any such changes made by the Purchaser shall be reasonable and in compliance with the Tax Act.

(ii)
The Purchaser shall cause the Corporation, at the sole cost and expense of the Corporation, to prepare, or cause to be prepared, and timely file, all Tax Returns of the Corporation that are required to be filed for periods commencing after the Closing Date. Such Tax Returns shall be prepared in accordance with existing procedures, practices and accounting methods of the Corporation.

(iii)
Except as otherwise required by Applicable Law or with the consent of the Seller Parties, not to be unreasonably withheld, the Purchaser shall not: (i) file, cause or allow to be filed, any amended Tax Return of the Corporation for a Pre-Closing Period, (ii) apply to any Tax Authority for any binding or non-binding opinion, ruling, or other determination with respect to the Corporation solely in relation to any act, matter, or transaction that occurred on or before the Closing Date or that solely relates to any Pre-Closing Period, (iii) make or change any Tax election with respect to the Corporation for a Pre-Closing Period, or (iv) take any other action that is retroactive to a taxable period (or portion thereof) ending on or prior to the Closing Date that would result in any increased Tax liability of the Corporation with respect to any Pre-Closing Period, provided, however, that nothing in this paragraph 6.2(a)(iii) shall restrict the Purchaser’s ability to take any action with respect to a taxable period (or portion thereof) beginning after the Closing Date.

(b)
Assistance and Cooperation. After the Closing Date, the Seller Parties and the Purchaser shall (and, if requested to do so, shall cause their respective Affiliates to), at no cost to the other party: (i) assist each other in preparing any Tax Returns that any other party is responsible for preparing and filing; (ii) cooperate fully in preparing for or defending against any Tax Contests with taxing authorities regarding any Tax Returns of the Corporation; (iii) make available to the other parties and to any Tax Authority as reasonably requested all information, records and documents relating to Taxes of the Corporation; and (iv) furnish the other parties with timely notice of, and copies of all correspondence received from any Tax Authority in connection with, any Tax Contest relating to Taxes of the Corporation for the Pre-Closing Period.

(c)
Pre-Closing Dividends. If the Corporation is assessed or reassessed by a Governmental Authority under Parts III or III.1 of the Tax Act (or under an equivalent provision in the Tax legislation of any other jurisdiction) in respect of any deemed dividend or declared dividend prior to the Closing Date, or any such assessment or reassessment is so threatened, and if the Purchaser so requests, each of the Seller Parties agrees to execute (or to cause any recipient of such dividend to execute) elections pursuant to subsections 184(3) or 185.1(2) of the Tax Act (or under an equivalent provision in the Tax legislation of any other jurisdiction) as may be proposed by the Purchaser in its sole discretion, acting reasonably.

Section 6.3	Expenses
Except as otherwise expressly set forth in this Agreement, each party shall be responsible for and shall pay all of its own costs and expenses (including the fees and expenses of its attorneys, accountants, investment bankers and other advisors) incurred in connection with this Agreement and the Transaction.

Section 6.4	Further Assurances
At any time and from time to time following the Closing, at the request of any party and without further consideration, each party shall execute and deliver, or cause to be executed and delivered, such further documents and instruments and shall take, or cause to be taken, such further actions as the any other party may reasonably request or as otherwise may be necessary or desirable to evidence and make effective the Transaction.
Article 7
Privacy

Section 7.1	Privacy Obligations of the Seller Parties and the Corporation
Each of the Seller Parties and the Corporation covenants and agrees that all Transaction Personal Information shall be reasonably necessary for the Purchaser to review and/or complete the Transaction. Each of the Seller Parties and the Corporation further covenants and agrees to advise the Purchaser of all purposes for which the Transaction Personal Information was initially collected from or in respect of the individual to which such Personal Information relates and all additional purposes where the Seller Parties or the Corporation have notified the individual of such additional purpose, and where required by Applicable Law, obtained the consent of such individual to use or disclose.

Section 7.2	Privacy Obligations of the Purchaser
The Purchaser covenants that, and the Purchaser’s will cause the Corporation: (i)  after the completion of the Transaction, to collect, use and disclose the Transaction Personal Information only for those purposes for which such Personal Information was initially collected from, or in respect of, the individual to which such Personal Information relates or for the completion of the Transaction, unless (A) the Seller Parties, the Corporation or the Purchaser have first notified such individual of such additional purpose, and where required by Applicable Law, obtained the consent of such individual to such additional purpose, or (B) such use or disclosure is permitted or authorized by Applicable Law, without notice to, or consent from, such individual; (ii) where required by Applicable Law, promptly notify the individuals to whom the Transaction Personal Information relates that the Transaction has taken place and that the Transaction Personal Information has been disclosed to the Purchaser; and (iii) to return or destroy the Transaction Personal Information, at the option of the Purchaser, should the Transaction not be completed.

Article 8
Indemnification

Section 8.1	Survival

(a)
The representations and warranties of the parties contained in or made pursuant to this Agreement or in any certificate or other instrument delivered pursuant hereto or in connection herewith shall survive the Closing and continue in full force and effect until the eighteen (18) month anniversary of the Closing Date; provided, however, that: (i) the representations and warranties of the Seller Parties contained in Section 3.19 (Tax Matters) shall survive the Closing and continue in full force and effect until ninety 90 days after the expiration of the statute of limitations period applicable to the matters covered thereby (giving effect to any tolling, waiver, mitigation or extension thereof); (ii) the representations and warranties of the Seller Parties contained in Section 3.1 (Organization), Section 3.2 (Organizational Documents and Corporate Records), Section 3.4 (Capitalization), Section 3.5 (Subsidiaries and Investments), Section 3.7 (No Undisclosed Liabilities; Indebtedness and Liens), Section 3.13 (Title to and Sufficiency of Assets), Section 3.29 (No Broker), Section 4.1 (Authorization; Enforceability), Section 4.3 (Ownership of the Shares) and Section 4.5 (Residency) (the foregoing, collectively, the “Seller Fundamental Representations”) shall survive the Closing and continue in full force and effect indefinitely or until the latest date permitted by Applicable Law; (iii) the representations and warranties of the Seller Parties contained in Section 3.20 (Environmental Matters) shall survive the Closing and continue in full force and effect until the twenty-four (24) month anniversary of the Closing Date; (iv) the representations and warranties of the Purchaser contained in Section 5.1 (Organization) and Section 5.2 (Authorization; Enforceability) shall survive the Closing and continue in full force and effect indefinitely or until the latest date permitted by Applicable Law.

(b)
The covenants and agreements of the parties contained in or made pursuant to this Agreement or in any certificate or other instrument delivered pursuant hereto or in connection herewith (including the Seller Parties’ obligation to indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against all Indemnified Liabilities) shall survive the Closing and continue in full force and effect indefinitely or for the shorter period of time explicitly specified therein.

(c)
Notwithstanding the preceding paragraphs (a) and (b), if written notice of a claim for indemnification is given in accordance with Section 8.5(a) or Section 8.6 on or prior to the expiration of the applicable survival period, the representations, warranties, covenants and agreements that are the subject of such claim (with respect to such claim) shall survive until such time as such claim has been fully and finally resolved.

Section 8.2	Indemnification by the Seller Parties

(a)
Subject to the other provisions of this Article 8, each Seller Group severally but not jointly with the other Seller Group (with each Seller Group being liable for its Allocation Percentage) shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against, and reimburse the Purchaser Indemnified Parties for, any and all Damages incurred or suffered by the Purchaser Indemnified Parties (whether involving a Third Party Claim or a Direct Claim) arising out of, relating to, resulting from or in connection with:

(i)
any breach of or inaccuracy in any representation or warranty of any of the Seller Parties contained in or made pursuant to Article 3 of this Agreement or in any certificate or other instrument delivered pursuant hereto or in connection herewith; and

(ii)	any of the Indemnified Liabilities.

(b)
Subject to the other provisions of this Article 8, each Seller Group severally but not jointly with the other Seller Group shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against and reimburse the Purchaser Indemnified Parties for any and all Damages incurred or suffered by the Purchaser Indemnified Parties (whether involving a Third Party Claim or a Direct Claim) arising out of, relating to, resulting from or in connection with:

(i)
any breach of or inaccuracy in any representation or warranty of any of such Seller Group contained in or made pursuant to Article 4 of this Agreement or in any certificate or other instrument delivered pursuant hereto or in connection herewith by such Seller Group; and

(ii)
any breach of or failure to timely perform any covenant or agreement of such Seller Group contained in or made pursuant to this Agreement or in any certificate or other instrument delivered pursuant hereto or in connection herewith by such Seller Group.

Section 8.3	Indemnification by the Purchaser
Subject to the other provisions of this Article 8, the Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against, and reimburse the Seller Indemnified Parties for, any and all Damages incurred or suffered by the Seller Indemnified Parties (whether involving a Third Party Claim or a Direct Claim) arising out of, relating to, resulting from or in connection with:

(a)
any breach of or inaccuracy in any representation or warranty of the Purchaser contained in or made pursuant to Article 5 of this Agreement or in any certificate or other instrument delivered pursuant hereto or in connection herewith; or

(b)
any breach of or failure to timely perform any covenant or agreement of the Purchaser contained in or made pursuant to in this Agreement or in any certificate or other instrument delivered pursuant hereto or in connection herewith.

Section 8.4	Limitations on Indemnification

(a)
Threshold and Deductible. The Seller Parties shall not be liable for any indemnification obligations pursuant to Section 8.2(a)(i) or Section 8.2(b)(i): (i) unless the Damage in respect of such individual indemnification obligation exceeds $5,000; and (ii) until the aggregate amount of Damages with respect to the matters referred to in Section 8.2(a)(i) and Section 8.2(b)(i) exceed $400,000 (the “Threshold”); and once the Threshold is met the Seller Groups will be severally but not jointly responsible for such Damages in excess of $200,000.

(b)	Caps.

(i)
The maximum aggregate amount that the Seller Parties shall be required to pay in respect of any indemnification obligations pursuant to Section 8.2(a)(i) and Section 8.2(b)(i) (other than with respect to the breach of or inaccuracy of any of the Seller Fundamental Representations or the representations and warranties under Section 3.19 (Tax Matters) or fraud, wilful misconduct or intentional misrepresentation) is an amount equal to $10,000,000 (the “Liability Cap”).

(ii)
Except in the case of fraud, wilful misconduct or intentional misrepresentation or matter subject to the Liability Cap in Section 8.4(b)(i), (i) the maximum aggregate liability of the Seller Parties with respect to indemnification obligations pursuant to Section 8.2(a) plus the indemnification obligations pursuant to Section 8.2(b) shall be the Purchase Price, and (ii) the maximum liability of each Seller Group with respect to indemnification obligations pursuant to Section 8.2(a) plus the indemnification obligations pursuant to Section 8.2(b) shall be the portion of the Purchase Price received by such Seller Group.

(c)	Calculation of Damages.

(i)
The amount of any Damages for which indemnification is payable under this Article 8 shall be calculated net of any amounts actually recovered by the Indemnified Party for such Damages under any applicable third party insurance policies (excluding self-insurance arrangements) or from any third party alleged to be responsible therefor, less the costs and expenses incurred by the Indemnified Party to collect any such insurance proceeds or other amounts (including reasonable attorneys’ fees and expenses and, in the case of insurance proceeds, any deductibles or self-insured retentions, any increases in premium or any retroactive premium adjustments directly related to obtaining such insurance proceeds), it being agreed and understood that no Indemnified Party shall have any obligation to seek recovery under any insurance policy prior to making any claim for indemnification hereunder.

(ii)
If the Indemnified Party receives any amounts under applicable third party insurance policies, or from any other third party alleged to be responsible for any Damages, subsequent to receiving an indemnification payment from the Indemnifying Party, then the Indemnified Party shall promptly reimburse the Indemnifying Party for any such indemnification payment up to the amount received by the Indemnified Party from such insurance policies or other third party, net of any costs and expenses incurred by the Indemnified Party in collecting any such insurance proceeds or other amounts (including reasonable attorneys’ fees and expenses and, in the case of insurance proceeds, any deductibles or self-insured retentions, any increases in premium or any retroactive premium adjustments directly related to obtaining such insurance proceeds).

(iii)
The Purchaser Indemnified Parties shall not be entitled to indemnification for any Damages relating to any matter to the extent that the amount of such Damages is specifically reflected as a Current Liability in the calculation of the Closing Working Capital Statement.

(iv)	An Indemnified Party shall not be entitled to be compensated more than once for the same Damages under this Agreement.

(d)
Materiality Qualifiers. For purposes of calculating the amount of any Damages resulting from a breach or inaccuracy of any representation or warranty of this Agreement, all limitations and qualifications relating to materiality or Material Adverse Effect contained in any representation or warranty of this Agreement (other than Section 3.8(a)) shall be disregarded.

(e)
Mitigation. Each Indemnified Party shall use commercially reasonable efforts to mitigate any Damages for which such Indemnified Party seeks indemnification under this Article 8 to the extent required by Applicable Law, it being understood that any reasonable costs and expenses incurred by such Indemnified Party in connection with such mitigation shall constitute Damages that may be recovered hereunder.

Notwithstanding the foregoing, an Indemnified Party’s obligation to mitigate any Damages shall not require such Indemnified Party to (i) file a lawsuit or initiate any other Action, (ii) assume or incur any material liability, (iii) seek any payment under any insurance policy in respect of such Damages prior to or in lieu of seeking indemnification under this Article 8 or (iv) take any other action that would reasonably be expected to materially disrupt or otherwise materially affect such Indemnified Party’s business or operations.

(f)
Fraud. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Article 8 shall limit a party’s right to recovery for any fraud, wilful misconduct or intentional misrepresentation by any other party.

Section 8.5	Third Party Claim Procedures

(a)
Notice. If any Indemnified Party receives notice of the assertion of any claim or the commencement of any Action by a third party (including a Governmental Authority) in respect of which indemnification shall be sought hereunder (a “Third Party Claim”), the Indemnified Party shall give the Indemnifying Party prompt written notice (a “Claim Notice”) describing in reasonable detail (based on the information then available to the Indemnified Party) the basis for the Third Party Claim. Notwithstanding the foregoing, the failure or delay of the Indemnified Party to give a Claim Notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent (and only to the extent) that the Indemnifying Party shall have been materially and adversely prejudiced by such failure.

(b)
Defense. Subject to the limitations set forth in this Section 8.5, the Indemnifying Party shall have the right to elect to conduct and control the defense, compromise or settlement of any Third Party Claim, at its sole cost and expense and with counsel of its choice reasonably acceptable to the Indemnified Party, if the Indemnifying Party (i) has acknowledged in writing its indemnification obligations hereunder without qualification or reservation of rights and (ii) if requested by the Indemnified Party, has provided evidence reasonably satisfactory to the Indemnified Party of the Indemnifying Party’s financial ability to pay any Damages resulting from the Third Party Claim; provided, however, that the Indemnified Party may participate therein through separate counsel chosen by it and at its sole cost and expense. Notwithstanding the foregoing, the Indemnified Party shall have the right to conduct and control the defense, compromise or settlement of any Third Party Claim with counsel of its choice and at the Indemnifying Party’s sole cost and expense if: (1) the Indemnifying Party shall not have acknowledged in writing its indemnification obligations hereunder and given notice of its election to conduct and control the defense of the Third Party Claim within fifteen (15) days after the Indemnifying Party’s receipt of a Claim Notice, (2) the Indemnifying Party shall fail to conduct such defense diligently and in good faith, (3) the Indemnified Party shall reasonably determine that use of counsel selected by the Indemnifying Party to represent the Indemnified Party would present such counsel with an actual or potential conflict of interest, or (4)  the Third Party Claim relates to or otherwise arises in connection with any criminal or regulatory proceeding.

(c)
Cooperation. From and after delivery of a Claim Notice of a Third Party Claim, the Indemnifying Party and the Indemnified Party shall, and shall cause their respective Affiliates and representatives to, cooperate with the defense or prosecution of such Third Party Claim, including furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party or the Indemnified Party in connection therewith. In connection with any Third Party Claim, the Indemnifying Party and the Indemnified Party shall use commercially reasonable efforts to avoid production of confidential information to the extent permitted by Applicable Law and to cause all communications among employees, counsel and other third parties representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges. The party controlling the defense of any Third Party Claim shall keep the non-controlling party advised of the status thereof and shall consider in good faith any recommendations made by the non-controlling party with respect thereto.

(d)
Settlement Limitations. Except as set forth below, no Third Party Claim may be settled or compromised (i) by the Indemnified Party without the prior written consent of the Indemnifying Party or (ii) by the Indemnifying Party without the prior written consent of the Indemnified Party, in each case which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing: (A) the Indemnified Party shall have the right to pay, settle or compromise any Third Party Claim, provided that in such event the Indemnified Party shall waive all rights against the Indemnifying Party to indemnification under this Article 8 with respect to such Third Party Claim unless the Indemnified Party shall have sought the consent of the Indemnifying Party to such payment, settlement or compromise and such consent shall have been unreasonably withheld, conditioned or delayed; and (B) the Indemnifying Party shall have the right to consent to the entry of a judgment or enter into a settlement with respect to any Third Party Claim without the prior written consent of the Indemnified Party if the judgment or settlement (1) involves only the payment of money damages (all of which will be paid in full by the Indemnifying Party concurrently with the effectiveness thereof), (2) does not encumber any of the assets of the Indemnified Party and does not contain any restriction or condition that would reasonably be expected to have an adverse effect on the Indemnified Party or the conduct of its business, (3) does not include an admission of wrong doing on the part of the Indemnified Party or its Affiliates and (4) includes, as a condition to any settlement or other resolution, a complete and irrevocable release of the Indemnified Party and its Affiliates from all liability in respect of such Third Party Claim.

(e)
Payments. The Indemnifying Party(ies) shall pay to the applicable Indemnified Party, by wire transfer of immediately available funds to an account designated in writing by such Indemnified Party, all amounts payable pursuant to this Section 8.5 promptly (and in no event later than fifteen (15) days) following receipt from such Indemnified Party of a bill or invoice, together with reasonable supporting documentation, for Damages that are the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes such Damages, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the applicable Indemnified Party, by wire transfer of immediately available funds to an account designated in writing by such Indemnified Party, the amount of any Damages for which it is liable hereunder no later than three (3) days following any final determination of such Damages and the Indemnifying Party’s liability therefor. A “final determination” with respect to a dispute shall exist when (i) the parties to such dispute have reached an agreement in writing resolving such dispute, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment resolving such dispute or (iii) an arbitration or like panel to which the parties have submitted such dispute shall have rendered a final and non-appealable determination with respect to such dispute. The amount of any payment due hereunder shall bear interest from and including the due date for such payment to but excluding the payment date at a rate per annum equal to the Prime Rate, on the due date. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

(f)
Tax Contest. Notwithstanding anything to the contrary in this Section 8.5, the Seller Parties shall have the right to represent the Corporation’s interests in any Tax Contest relating to Liabilities for Taxes for which the Seller Parties would be required to indemnify the Purchaser Indemnified Parties pursuant to this Article 8 and which relate to the Pre-Closing Period; provided, however, that the Seller Parties shall have no right to represent the Corporation’s interests in any Tax Contest unless the Seller Parties shall have (A) first notified the Purchaser in writing of its intention to do so within thirty (30) days of receipt of notice of the Third Party Claim for Taxes, (B) agreed with the Purchaser in writing that, as between the Purchaser and the Seller Parties, the Seller Parties shall be liable for any Taxes that result from such Tax Contest, and (C) paid to the Purchaser an amount equal to the amount of such Taxes required to be paid by the Corporation as and when required by Applicable Law, notwithstanding that such Tax Contest may not have been finally determined. Notwithstanding the foregoing, if (i) the Seller Parties shall not have given notice of their election to represent the Corporation’s interests in the Tax Contest within such 30-day period as described in (A), above, (ii) the Sellers have failed to agree in writing as described in (B), above, (iii) the Parties have failed to make the payment described in (C), above, (iv) the Parties shall fail to conduct such defense diligently and in good faith or (v) the Purchaser shall reasonably determine that use of counsel selected by the Parties to represent the Purchaser would present such counsel with an actual or potential conflict of interest, then in each such case the Purchaser shall have the right to control the defense, compromise or settlement of the Tax Contest with counsel of its choice at the Seller Parties’ sole cost and expense. Notwithstanding the foregoing, the Seller Parties shall not be entitled to settle, either administratively or after the commencement of litigation, any Tax Contest without the prior written consent of the Purchaser, which consent may be withheld in the sole discretion of the Purchaser, unless the Seller Parties shall have indemnified the Purchaser in a manner reasonably acceptable to the Purchaser against the effects of any such settlement.

Section 8.6	Direct Claim Procedures
If the Indemnified Party has a claim for indemnification hereunder that does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party shall give the Indemnifying Party prompt written notice thereof (a “Direct Claim Notice”) describing in reasonable detail (based on the information then available to the Indemnified Party) the basis for such Direct Claim and the amount of the Damages claimed by the Indemnified Party (the “Claimed Amount”) in respect thereof. Notwithstanding the foregoing, the failure or delay of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent (and only to the extent) that the Indemnifying Party shall have been materially and adversely prejudiced by such failure. Within thirty (30) days after delivery of such notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party of the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by payment by the Indemnifying Party of the Agreed Amount), or (iii) in good faith dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party timely disputes the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve such dispute as promptly as practicable. If such dispute is not resolved within thirty (30) days following the delivery by the Indemnifying Party of such response, the Indemnified Party and the Indemnifying Party shall each have the right to submit such dispute for resolution to a court of competent jurisdiction in accordance with the provisions of Section 9.9.

Section 8.7	Tax Treatment of Indemnification Payments
To the extent permitted by Applicable Law, all indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes. In the event that any Governmental Authority successfully asserts that such indemnification payments constitute taxable income, then such indemnification payments shall be made on an after-Tax basis.

Section 8.8	Administration and Release of Holdback Amount

(a)
If the Purchaser and the Seller Parties agree in writing upon the estimated amount of the claim set forth in a Claim Notice or Direct Claim Notice, as applicable, (an “Estimated Amount”) then the Purchaser and the Seller Parties will provide instructions, set forth in a joint written notice, to the Escrow Agent to pay to the Purchaser an amount equal to the Estimated Amount from the Holdback Amount.

(b)
If the Purchaser and the Seller Parties do not agree upon the Estimated Amount, then the Estimated Amount will remain with the Escrow Agent until such dispute has been finally resolved by a court of competent jurisdiction following which the Purchaser and the Seller Parties will provide instructions, set forth in a joint written notice, to the Escrow Agent to release the Estimated Amount in accordance with the terms of such resolution and the Escrow Agreement.

(c)
Subject to the Escrow Agent paying or retaining, as applicable, any Estimated Amounts pursuant to Section 8.8(a) or Section 8.8(b), the Purchaser and the Seller Parties will provide instructions, set forth in a joint written notice, to the Escrow Agent to pay the Holdback Amount, less any such Estimated Amounts (without duplication), to the Seller Parties on the date that is fifteen (15) months from the Closing Date.

(d)
For greater certainty, the parties acknowledge and agree that the obligations and liabilities of the Seller Parties under this Article 8 shall not be limited to the amount of the Holdback Amount held by the Escrow Agent from time to time.

Section 8.9	Exclusive Remedy
Except for (a) actions for specific performance or other equitable remedies as may be required to enforce post-Closing covenants hereunder, or (b) Damages arising out of or resulting from fraud, wilful misconduct or intentional misrepresentation, the sole and exclusive remedy for any breach of or inaccuracy in any representation or warranty, or alleged breach of or inaccuracy in any representation or warranty, or any breach of or failure to timely perform, or alleged breach of or failure to timely perform, any covenant or agreement in this Agreement or in any certificate or other instrument delivered pursuant hereto or in connection herewith, will be indemnification in accordance with this Article 8.
Article 9
Miscellaneous

Section 9.1	Each Seller Group - Joint and Several Liability
The obligations and liabilities under this Agreement of each of the parties forming part of a Seller Group shall be joint and several with each of the other parties forming part of such Seller Group.

Section 9.2	Notices
All notices, requests and other communications to any party hereunder: (i) shall be in writing signed by or on behalf of the party making the same; (ii) shall be deemed to have been duly given (1) when received if delivered personally, (2) on the fifth Business Day after being deposited in the mail if sent by registered or certified mail, postage prepaid, return receipt requested, (3) on the second Business Day after being deposited with an internationally recognized express courier service or (4) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient (otherwise such notice shall be deemed to have been given on the next Business Day); and (iii) shall be addressed to each party at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

(a)	If to the Purchaser, to:
Lawson Products Inc. (Ontario).
7315 Rapistan Court
Mississauga, ON L5N 5Z4
Attention: Michael G. DeCata
Facsimile: 1.800.387.9551
With a copy to:
Miller Thomson LLP
3000, 700 - 9 Avenue SW
Calgary, AB T2P 3V4
Attention: Bryant Frydberg
Facsimile: 1-403-262-0007

(b)	If to the McCann Group, to:
John McCann
24 Ypres Mews SW
Calgary, AB T2T 6L2
With a copy to:
Burnet Duckworth & Palmer LLP
525 8 Ave SW #2400
Calgary, AB T2P 1G1
Attention: Michael Martin
Facsimile: 1-403-260-0332

(c)	If to the PMC Group, to:
Prairie Merchant Corporation
7th Floor, 933 - 17th Avenue SW
Calgary, AB T2T 5R6

Attention: W. Brett Wilson
Facsimile: 1-403-705-7749
With a copy to:
Burnet Duckworth & Palmer LLP
525 8 Ave SW #2400
Calgary. AB T2P 1G1
Attention: Michael Martin
Facsimile: 1-403-260-0332

Section 9.3	Counterparts
This Agreement and the Ancillary Agreements may be executed and delivered (including by facsimile, “pdf” or other electronic transmission) in any number of counterparts, each of which shall be deemed to be an original instrument, and all of which together shall constitute one and the same agreement.

Section 9.4	Amendments and Waivers
This Agreement may not be amended or waived except by an instrument in writing signed, in the case of an amendment, by an authorized representative of each party to this Agreement or, in the case of a waiver, by the party against whom such waiver is to be effective. No course of conduct or failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.5	Severability
Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect by an arbitrator or a court of competent jurisdiction, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in a mutually acceptable manner in order that the Transaction be consummated as originally contemplated to the fullest extent possible.

Section 9.6	Assignment; Successors and Assigns
Neither this Agreement nor any of the rights, interests or obligations of any party hereunder may be assigned, delegated or otherwise transferred by such party, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each other party, and any attempted assignment, delegation or other transfer without such consent shall be null and void. Notwithstanding the foregoing, the Purchaser may assign any or all of its rights, interests and obligations under this Agreement and the Ancillary Agreements, without the consent of the other parties, (a) to one or more of its wholly owned Affiliates, subject to the assumption in writing by such Affiliate of the Purchaser’s obligations hereunder; (b) to any Person that acquires any of the assets or business of the Purchaser or as a matter of law to the surviving entity in any merger, consolidation or reorganization involving the Purchaser; and (c) to any lender(s) (including any agent for any lender(s)) as collateral security for any indebtedness of the Purchaser and its Affiliates, provided, in each case, the Purchaser remains liable to the Seller Parties, as applicable, for its respective obligations under the terms of this Agreement and the terms of the Ancillary Agreements. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, successors and permitted assigns.

Section 9.7	No Third Party Beneficiaries
Except for Article 8, which provisions are intended to benefit and to be enforceable by the parties specified therein, nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any third party other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement.

Section 9.8	Governing Law
This Agreement shall be governed by, and construed in accordance with, the substantive laws of the Province of Alberta, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the law of any jurisdiction other than the Province of Alberta.

Section 9.9	Jurisdiction and Consent to Service
Subject to Section 9.11 and the dispute resolution procedures set forth in Section 2.5, each party hereby irrevocably and unconditionally: (a) agrees that any Action arising out of or related to this Agreement or the Transaction, whether based in contract, tort or any other legal theory, shall be brought exclusively in any court located in Calgary, Alberta (and in the appropriate appellate courts therefrom); (b) consents and submits to the exclusive personal jurisdiction and venue of such courts in any such Action; (c) waives, to the fullest extent permitted by law, and agrees not to assert any claim, defense or objection to the venue of such courts (whether on the basis of forum non conveniens or otherwise); (d) agrees that it will not attempt the removal or transfer of any such Action; and (e) consents to service of process on such party in the manner provided in Section 9.2 (provided that nothing in this Section 9.9 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law).

Section 9.10	Waiver of Right to Jury Trial
EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE TRANSACTION IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES. ACCORDINGLY, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION.

Section 9.11	Specific Performance
The parties agree that irreparable and ongoing damages, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or otherwise were breached. Accordingly, each party agrees that in the event of any breach or threatened breach of this Agreement by the other party, the non-breaching party shall be entitled, in addition to all other rights and remedies that it may have, to obtain injunctive or other equitable relief (including a temporary restraining order, a preliminary injunction and a final injunction) to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically, without the necessity of posting a bond or other security or of proving actual damages.

Section 9.12	Headings; Interpretation; Absence of Presumption

(a)
The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)
In this Agreement, except to the extent otherwise provided herein or the context otherwise requires: (i) the definition of terms herein shall apply equally to the singular and the plural; (ii) any pronoun shall include the corresponding masculine, feminine and neuter forms; (iii) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (iv) the words “herein,” “hereof,” “hereto,” “hereunder” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement; (v) the use of the word “or” is not intended to be exclusive unless expressly indicated otherwise; (vi) the words “will” and “shall” have equal force and effect; (vii) reference to any Article, Section, Exhibit, Annex or Schedule shall mean such Article or Section of, or such Exhibit, Annex or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition; (viii) reference to any Applicable Law shall mean such Applicable Law (including all rules and regulations promulgated thereunder) as amended, modified, codified or re-enacted, in whole or in part, and in effect at the time of determining compliance or applicability; and (ix) reference to “$” or “dollars” shall mean, and all payments hereunder shall be made in, the lawful currency of Canada.

(c)
Each party acknowledges and agrees that the parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.13	Non Merger
Except as otherwise expressly provided in this Agreement, the representations, warranties, covenants and other obligations hereunder shall not merge on and shall survive Closing.

Section 9.14	Entire Agreement
This Agreement (including the Exhibits, Schedules and Annexes hereto) and the Ancillary Agreements constitute the entire agreement and understanding, and supersede any and all prior and/or contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 9.15	Gender and Number
Any reference in this Agreement or any Ancillary Agreement to gender includes all genders and words importing the singular number only will include the plural and vice versa.

Section 9.16	Headings, etc.
The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect its interpretation.

Section 9.17	Currency
All references in this Agreement or any Ancillary Agreement to dollar amounts, unless otherwise specifically indicated, are expressed in lawful currency of Canada.

Section 9.18	Certain Phrases, etc.
In this Agreement and any Ancillary Agreement: (i) the words “including” and “includes” mean “including (or includes) without limitation”; and (ii) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”; and (iii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 9.19	Accounting Terms
All accounting terms not specifically defined in this Agreement will be interpreted in accordance with GAAP.

Section 9.20	Incorporation of Exhibits and Schedules
The Exhibits and Schedules attached to this Agreement are incorporated into this Agreement by reference and are deemed to be part hereof.
[Signature page follows]

IN WITNESS WHEREOF, each party has duly executed and delivered this Share Purchase Agreement effective as of the date first written above.

LAWSON PRODUCTS INC. (ONTARIO)		1701017 ALBERTA LTD.
Per:	/s/ Michael G. DeCata	Per:	/s/ John J. McCann
	Name: Michael G. DeCata		Name: John J. McCann
	Title: President		Title: President

JOHN MCCANN FAMILY TRUST		THE GEDEON TRUST
Per:	/s/ John J. McCann	Per:	/s/ W. Brett Wilson
	Name: John J. McCann		Name: W. Brett Wilson
	Title: Trustee		Title: Trustee

PRAIRIE MERCHANT CORPORATION
Per:	/s/ W. Brett Wilson
Name: W. Brett Wilson
Title: Chairman

	/s/ Michael G. Martin		/s/ John McCann
	Witness		JOHN MCCANN
	/s/ Michael G. Martin		/s/ W. Brett Wilson
	Witness		W. BRETT WILSON